Exhibit 10.1

TAX MATTERS AGREEMENT

by and among

DOWDUPONT INC.,

DOW INC.,

and

CORTEVA, INC.,

dated as of April 1, 2019

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (the “Agreement”), dated as of April 1, 2019, is entered into by and among DOWDUPONT INC., a Delaware corporation, DOW INC., a Delaware corporation and a wholly-owned subsidiary of DowDuPont, and CORTEVA, INC., a Delaware corporation and a wholly-owned subsidiary of DowDuPont.

W I T N E S S E T H

WHEREAS, on August 31, 2017, pursuant to that certain Agreement and Plan of Merger dated as of December 11, 2015 (as amended as of March 31, 2017), Diamond Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of DowDuPont, merged with and into TDCC with TDCC continuing as the surviving corporation and a wholly-owned subsidiary of DowDuPont and Orion Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of DowDuPont, merged with and into DuPont with DuPont continuing as the surviving corporation and a subsidiary of DowDuPont (the “Mergers”);

WHEREAS, the board of directors of DowDuPont has determined that it is in the best interests of DowDuPont and its shareholders to separate DowDuPont into three separate, publicly traded, companies one for each of (i) the Material Science Business, which shall be owned and conducted, directly or indirectly, by Dow and its Subsidiaries, (ii) the Agriculture Business which shall be owned and conducted, directly or indirectly, by AgCo and its Subsidiaries, and (iii) the Specialty Products Business, which shall be owned and conducted, directly or indirectly, by SpecCo and its Subsidiaries;

WHEREAS, in order to effect such separation, the board of directors of DowDuPont has determined that it is appropriate, desirable and in the best interests of DowDuPont and its shareholders to undertake certain internal reorganizations in order to separate the operations and entities engaged in each of the businesses;

WHEREAS, following the completion of the internal reorganizations, pursuant to the terms of the Separation Agreement, DowDuPont shall distribute 100% of the Dow common stock pro rata to the holders of DowDuPont common stock (the “Dow Distribution”) and DowDuPont shall distribute 100% of the AgCo common stock pro rata to the holders of DowDuPont common stock (the “AgCo Distribution”);

WHEREAS, the Parties intend that the Transactions shall qualify as tax-free transactions under Sections 355, 368 and related provisions of the Code; and

WHEREAS, the Parties wish to (a) provide for the payment of Tax liabilities and entitlement to Refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes, including for periods following the Mergers and prior to the Dow Distribution, and (b) set forth certain covenants and indemnities relating to the preservation of the intended Tax treatment of the internal reorganizations and the Transactions.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein and in any other document executed in connection with this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1    For purposes of this Agreement, the following terms shall have the meanings set forth below:

“2017 965 Discount Percentage” shall mean 88.7% “2018 965 Discount Percentage” shall mean 85.5%

“965 Adjustment Amount” shall mean, with respect to a Sub-Group and a U.S. federal income tax year of the DowDuPont U.S. Consolidated Group, a number which may be positive or negative, equal to (i) the Pro Forma Section 965 Tax Liability for such Sub-Group for such tax year, less (ii) the Unadjusted Section 965 Tax Liability for such Sub-Group for such tax year.

“Actual Tax Payments” shall mean, with respect to a Sub-Group and a U.S. federal income tax year of the DowDuPont U.S. Consolidated Group, the sum of the payments made by a Party (and TDCC) that is a member of such Sub-Group or its Subsidiaries (as determined at the time of such payment) with respect to such tax year, (i) to the IRS, (ii) as tax sharing payments to DowDuPont as agent for the DowDuPont U.S. Consolidated Group, and/or (iii) to another Party for U.S. federal income Taxes allocated to the paying Party under Section 2.1(a)(iv)-(xi), Section 2.1(b)(iv)-(x), Section 2.1(c)(iii)-(vii), or Section 2.1(d)(iii)-(vi). For the avoidance of doubt, without duplication of any amounts included in clauses (i)-(iii) of this definition, Actual Tax Payments shall include those amounts reflected on Exhibit D that are designated as payments for U.S. federal Consolidated Taxes.

“AgCo” shall mean Corteva, Inc. and any successor of AgCo that is required to assume the obligations of AgCo hereunder pursuant to Section 9.10.

“AgCo Contribution” shall mean any contribution to AgCo by DowDuPont in connection with, or in anticipation of, the AgCo Distribution.

“AgCo Disqualifying Action” shall mean (i) any action by an AgCo Entity after the AgCo Distribution that, or the failure to take any action after the AgCo Distribution within its control which, negates in whole or part the Tax-Free Status of the Transactions, (ii) any event or series of events following the AgCo Distribution, as a result of which any Person or Persons (directly or indirectly) acquire, or have the right to acquire, equity interests of AgCo that, when combined with any other changes in ownership of equity interests of AgCo, TDCC (prior to the Dow Distribution), DowDuPont (prior to the AgCo Distribution) or DuPont, causes the Dow Distribution or the AgCo Distribution to be a taxable event to DowDuPont as a result of the application of Section 355(e) of the Code or to be a taxable event as a result of a failure to satisfy the requirements described under Treasury Regulation Sections 1.355-2(c) or (d), or (iii) the failure of any representation made by AgCo and contained in the Tax Materials to be true and correct at the time made to the extent the underlying facts were uniquely within the knowledge of an AgCo Entity at the time the representation was made.

“AgCo Distribution” shall have the meaning given in the Recitals. “AgCo Distribution Date” shall mean the date of the AgCo Distribution.

“AgCo Distribution Taxes” shall mean Taxes attributable to the AgCo Contribution and the AgCo Distribution.

“AgCo Dow Cash Repatriation Taxes” shall mean, with respect to each applicable jurisdiction, any Taxes (including an amount of cash equal to the Taxes that would be due on any dividend, distribution, payment, disbursement or other repatriation described in his definition, but which dividend, distribution, payment, disbursement or other repatriation is not permitted to be made on or prior to December 31, 2020 as a result of any restriction under applicable Law (including distributable reserve or surplus requirements, exchange controls, and other similar requirements) on the making of such dividend, distribution, payment, disbursement or other repatriation) incurred by AgCo or any Subsidiary of AgCo on the dividend, distribution, payment, disbursement or other repatriation (including by multiple payments through intermediary entities) on or prior to December 31, 2020, acting reasonably to minimize any such Taxes, of an amount of cash equal to the Qualifying Historical Dow AgCo Closing Cash with respect to the jurisdiction (provided, that the amount of Qualifying Historical Dow AgCo Closing Cash for all jurisdictions shall not exceed the Aggregate Qualifying Historical Dow AgCo Closing Cash, and, in the event that it would otherwise so exceed the Aggregate Qualifying Historical Dow AgCo Closing Cash (the amount of such excess, the “AgCo Aggregate Excess Cash Amount”), the Qualifying Historical Dow AgCo Closing Cash for the jurisdictions shall be decreased in a manner that minimizes, to the fullest extent possible, the AgCo Dow Cash Repatriation Taxes, with the result that, after such decreases, the sum of the Qualifying Historical Dow AgCo Closing Cash for all jurisdictions equals the Aggregate Qualifying Historical Dow AgCo Closing Cash), from all Subsidiaries of AgCo incorporated or otherwise organized in such jurisdiction, to AgCo or any Subsidiaries of AgCo organized under the laws of the United States or any state thereof. Notwithstanding the foregoing, no amount shall be considered included in the definition of AgCo Dow Cash Repatriation Taxes unless notice of such amounts has been provided to Dow (in the manner provided in this Agreement) on or prior to December 31, 2020. To the extent that there is either an AgCo Aggregate Excess Cash Amount or the Cash and Cash Equivalents for any jurisdiction exceed the maximum amount set forth for such jurisdiction on Schedule 1.1(243) of the Separation Agreement to be treated as Qualifying Historical Dow AgCo Closing Cash (the amount of such excess, the “AgCo Jurisdictional Excess Cash Amount”) the amount of AgCo Dow Cash Repatriation Taxes shall be reduced by an amount equal to (i) the sum of (A) the AgCo Aggregate Excess Cash Amount plus (B) the sum of the AgCo Jurisdictional Excess Cash Amount for each applicable jurisdiction minus (ii) the incremental amount that would have been treated as AgCo Dow Cash Repatriation Taxes if there was no reduction for the AgCo Aggregate Excess Cash Amount and the sum of the AgCo Jurisdictional Excess Cash Amount for each applicable jurisdiction was treated as Qualifying Historical Dow AgCo Closing Cash. “AgCo Entities” shall mean AgCo and its Subsidiaries.

“AgCo Integration Taxes” shall mean Taxes attributable to AgCo Integration Transactions.

“AgCo Integration Transactions” shall mean the transfer of Realigned Dow Entities from DowDuPont to DuPont, AgCo or any of their Subsidiaries (as determined at the time of such transfer).

“AgCo Percentage” shall be a percentage (which shall not be less than zero, nor greater than the DowDuPont Percentage) as agreed between AgCo and DowDuPont prior to the AgCo Distribution Date, and this Agreement shall be amended to incorporate such agreement.

“AgCo Vice President of Tax” shall mean Christian Pirozek, or such other individual employed by AgCo with primary supervisory responsibility for Tax matters.

“Aggregate Adjustment Payment” shall mean a number, which may be positive or negative, equal to the sum of (i) the product of (A) the Undiscounted Annual Payment Amount for the 2017 U.S. federal income tax year of DowDuPont and (B) the 2017 965 Discount Percentage, (ii) the product of (A) the Undiscounted Annual Payment Amount for the 2018 U.S. federal income tax year of DowDuPont and (B) the 2018 965 Discount Percentage, and (iii) the Undiscounted Annual Payment Amount for the 2019 U.S. federal income tax year of DowDuPont.

“Agreement” shall have the meaning given in the Preamble.

“Agriculture Attributable Obligations” shall have the meaning as agreed between AgCo and DowDuPont prior to the AgCo Distribution Date, and this Agreement shall be amended to incorporate such agreement.

“Agriculture Business” shall have the meaning set forth in the Separation Agreement.

“Authorization Policy” shall mean the Authorization Policy as defined in the resolutions of the board of directors of DowDuPont adopted on August 31, 2017.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Consolidated Group” shall mean a group of Persons reporting and paying Taxes on a consolidated, combined or unitary tax basis that includes both Dow Entities and DuPont Entities.

“Consolidated Taxes” shall mean Taxes reported and paid by a Consolidated Group.

“Continuing Arrangements” shall have the meaning set forth in the Separation Agreement.

“Deferred Items” shall mean any (i) “intercompany transactions” in respect of which gain was and continues to be deferred pursuant to Treasury Regulations Section 1.1502 13, (ii) “excess loss account” in respect of the stock of any Realigned Entity pursuant to Treasury Regulations Section 1.1502-19, (iii) other item similar to those listed above under analogous provisions of federal, state, local or foreign law, or (iv) prepaid amount to the extent not yet included in income.

“Identified Selected Dow Intercompany Account” shall mean the Selected Dow Intercompany Accounts listed on Exhibit L hereto.

“Dispute Resolution Firm” shall have the meaning given in Section 8.1.

“Disqualifying Action” shall mean an AgCo Disqualifying Action, a Dow Disqualifying Action, a DowDuPont Disqualifying Action or a SpecCo Disqualifying Action.

“Distribution Taxes” shall mean any AgCo Distribution Taxes or Dow Distribution Taxes.

“Dow” shall mean Dow Inc. and any successor to Dow that is required to assume the obligations of Dow hereunder pursuant to Section 9.10.

“Dow Authorization Policy Actions” shall mean transactions or conduct undertaken pursuant to TDCC’s exercise of the authority granted to it in the Authorization Policy to control the operations of the Material Science Business conducted by DuPont and its Subsidiaries that (i) were in violation of applicable law, (ii) were not at arms’ length terms or (iii) are set forth on Exhibit A hereto.

“Dow Chief Tax Officer” shall mean the Chief Tax Officer of Dow which position is currently held by Beth Nicholas.

“Dow Contribution” shall mean any contribution to Dow by DowDuPont in connection with, or in anticipation of, the Dow Distribution.

“Dow Deferred Items” shall mean Deferred Items of a Realigned Dow Entity to the extent existing on the Realignment Date with respect to such Realigned Dow Entity (including, for the avoidance of doubt, any Deferred Items of an entity classified as a partnership or disregarded entity for U.S. federal income tax purposes and owned directly or through other such flow-through entities by a Realigned Dow Entity on the Realignment Date).

“Dow Disqualifying Action” shall mean (i) any action by a Dow Entity following the Dow Distribution that, or the failure to take any action following the Dow Distribution within its control which, negates in whole or part the Tax-Free Status of the Transactions, (ii) any event or series of events following the Dow Distribution, as a result of which any Person or Persons (directly or indirectly) acquire, or have the right to acquire, equity interests of Dow that, when combined with any other changes in ownership of equity interests of Dow, TDCC, DowDuPont (prior to the Dow Distribution) or DuPont (prior to the Dow Distribution), causes the Dow Distribution or the AgCo Distribution to be a taxable event to DowDuPont as a result of the application of Section 355(e) of the Code or to be a taxable event as a result of a failure to satisfy the requirements described under Treasury Regulation Sections 1.355-2(c) or (d), or (iii) the failure of any representation made by Dow or TDCC and contained in the Tax Materials to be true and correct at the time made to the extent the underlying facts were uniquely within the knowledge of a Dow Entity at the time the representation was made.

“Dow Distribution” shall have the meaning given in the Recitals.

“Dow Distribution Date” shall mean the date of the Dow Distribution.

“Dow Distribution Taxes” shall mean Taxes attributable to the Dow Contribution and the Dow Distribution.

“Dow Entities” shall mean Dow, TDCC and their Subsidiaries as of a relevant time, and Realigned DuPont Entities after Realignment with respect to each such entity.

“Dow Integration Taxes” shall mean Taxes attributable to Dow Integration Transactions.

“Dow Integration Transactions” shall mean the transfer of Realigned DuPont Entities from DowDuPont to Dow, TDCC or their Subsidiaries (as determined at the time of such transfer).

“Dow Intercompany Indemnity Cap” shall mean $200,000,000.

“Dow Percentage” shall mean the quotient, expressed as a percentage, of (i) the VWAP of the Dow common stock, divided by (ii) the sum of (A) the VWAP of the Dow common stock and (B) the VWAP of the DowDuPont common stock.

“Dow Realignment Taxes” shall mean (i) Taxes resulting from Dow Realignment Transactions, (ii) the product of (A) seventy-five percent, expressed as a decimal (75% or 0.75), and (B) the sum of (I) any Taxes resulting from transactions undertaken, on or prior to December 31, 2020, to maintain (including by the making of regular payments under) or settle, by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise, as determined by DowDuPont, AgCo, or SpecCo, as applicable, the balance of the unpaid principal of, and accrued but unpaid interest on, any Historical Dow Selected Intercompany Accounts (other than the Identified Selected Dow Intercompany Accounts) not settled prior to Realignment to the extent such balance is reflected on Schedule 2.3(b)(2) of the Separation Agreement and (II) any Taxes due on any dividend, distribution or other transfer of cash, on or prior to

December 31, 2020, used to settle or repay the balances of any Historical Dow Selected Intercompany Accounts described in clause (I) to DowDuPont, AgCo, or SpecCo, or any of their Subsidiaries organized in the United States, as applicable, and (iii) the sum of (A) any Taxes resulting from transactions undertaken to maintain (including by the making of regular payments under) or settle, by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise, as determined (subject to Section 4.6(a) and Section 4.6(f), as applicable) by DowDuPont, AgCo, or SpecCo, as applicable, (y) the Identified Selected Dow Intercompany Accounts and (z) if such transaction is undertaken on or prior to December 31, 2020, the balance of the unpaid principal of, and accrued but unpaid interest on, any Historical Dow Selected Intercompany Accounts (other than the Identified Selected Dow Intercompany Accounts) not settled prior to Realignment to the extent the balance of such Historical Dow Selected Intercompany Account exceeds the balance, if any, for such Historical Dow Selected Intercompany Account reflected on Schedule 2.3(b)(2) of the Separation Agreement and (B) the sum of any Taxes due (1) on any dividend, distribution or other transfer of cash, on or prior to December 31, 2020, used to settle or repay any Historical Dow Selected Intercompany Accounts described in clause (z) of the preceding clause (A) and (2) on any dividend, distribution or other transfer of cash used to settle or repay the Identified Selected Dow Intercompany Accounts, in each case, to DowDuPont, AgCo, or SpecCo, or any of their Subsidiaries organized in the United States, as applicable.

“Dow Realignment Transactions” shall mean transactions (i) undertaken by TDCC and its Subsidiaries, or Dow and its Subsidiaries, (A) to separate the Agriculture Business, the Specialty Products Business and the Material Science Business (B) that cause a Historic Dow Entity to become a Realigned Dow Entity or (C) as a “Receiving Party” (as defined in the Intellectual Property Cross-License Agreements to which Dow or TDCC is a party) pursuant to Section 2.7 of either of such Intellectual Property Cross-License Agreements in respect of any intellectual property held by a Historic Dow Entity, or (ii) undertaken by DowDuPont, SpecCo or AgCo, or any of their Subsidiaries pursuant to Section 2.6(a)(ii) of the Separation Agreement in respect of any Materials Business Asset held by a Realigned Dow Entity.

“DowDuPont” shall mean DowDuPont Inc. and any successor to DowDuPont that is required to assume the obligations of DowDuPont hereunder pursuant to Section 9.10.

“DowDuPont Disqualifying Action” shall mean (i) any action by a DowDuPont Entity during the period beginning after the Dow Distribution and ending with the AgCo Distribution that, or the failure to take any action during such period within its control which, negates in whole or part the Tax-Free Status of the Transactions, (ii) any event or series of events following the Dow Distribution, as a result of which any Person or Persons (directly or indirectly) acquire, or have the right to acquire, equity interests of DowDuPont that, when combined with any other changes in ownership of equity interests of DowDuPont, TDCC (prior to the Dow Distribution) or DuPont, causes the Dow Distribution to be a taxable event to DowDuPont as a result of the application of Section 355(e) of the Code or to be a taxable event as a result of a failure to satisfy the requirements described under Treasury Regulation Sections 1.355-2(c) or (d), or (iii) the failure of any representation made by DuPont or DowDuPont and contained in the Tax Materials to be true and correct at the time made to the extent the underlying facts were uniquely within the knowledge of a DowDuPont Entity at the time the representation was made.

“DowDuPont Entities” shall mean DowDuPont and its Subsidiaries.

“DowDuPont Percentage” shall mean one hundred percent (100%) minus the Dow Percentage.

“Due Date” shall mean (i) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable law and (ii) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions to Tax.

“DuPont” shall mean E. I. du Pont de Nemours and Company.

“DuPont Authorization Policy Actions” shall mean transactions or conduct undertaken pursuant to DuPont’s exercise of the authority granted to it in the Authorization Policy to control the operations of the Agriculture Business and the Specialty Products Business conducted by TDCC and its Subsidiaries that either (i) were in violation of applicable law, (ii) were not at arms’ length terms or (iii) are set forth on Exhibit B hereto.

“DuPont Deferred Items” shall mean Deferred Items of a Realigned DuPont Entity to the extent existing on the Realignment Date with respect to such Realigned DuPont Entity (including, for the avoidance of doubt, any Deferred Items of an entity classified as a partnership or disregarded entity for U.S. federal income tax purposes and owned directly or through other such flow-through entities by a Realigned DuPont Entity on the Realignment Date).

“DuPont Entities” shall mean (i) DuPont and its Subsidiaries as of a relevant time, and (ii) any other Subsidiaries of DowDuPont as of a relevant time, including Realigned Dow Entities after Realignment with respect to each such entity.

“DuPont Intercompany Indemnity Cap” shall mean $200,000,000.

“DuPont Realignment Taxes” shall mean (i) Taxes resulting from DuPont Realignment Transactions, (ii) the product of (A) seventy-five percent, expressed as a decimal (75% or 0.75), and (B) the sum of (I) any Taxes resulting from transactions undertaken, on or prior to December 31, 2020, to maintain (including by the making of regular payments under) or settle, by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise, as determined by Dow, the balance of the unpaid principal of, and accrued but unpaid interest on, any Historical DuPont Selected Intercompany Accounts not settled prior to Realignment to the extent such balance is reflected on Schedule 2.3(b)(2) of the Separation Agreement and (II) any Taxes due on any dividend, distribution or other transfer of cash, on or prior to December 31, 2020, used to settle or repay the balances of any Historical DuPont Selected Intercompany Accounts described in clause (I) to Dow or any of its Subsidiaries organized in the United States, as applicable, and (iii) the sum of (A) any Taxes resulting from transactions undertaken, on or prior to December 31, 2020, to maintain (including by the making of regular payments under) or settle, by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise, as determined (subject to Section 4.6(a)) by Dow, the balance of the unpaid principal of, and accrued but unpaid interest on, any Historical DuPont Selected Intercompany Accounts not settled prior to Realignment to the extent the balance of such Historical DuPont Selected Intercompany Account exceeds the balance, if any, for such Historical DuPont Selected Intercompany Account reflected on Schedule 2.3(b)(2) of the Separation Agreement and (B) any Taxes due on any dividend, distribution or other transfer of cash, on or prior to December 31, 2020, used to settle or repay any Historical DuPont Selected Intercompany Accounts described in the preceding clause (A) to Dow, or any of its Subsidiaries organized in the United States, as applicable.

“DuPont Realignment Transactions” shall mean transactions (i) undertaken by DuPont and its Subsidiaries to (A) separate the Material Science Business from the Specialty Products Business and the Agriculture Business or (B) that cause a Historic DuPont Entity to become a Realigned DuPont Entity, (ii) undertaken by DowDuPont, SpecCo or AgCo, or any of their respective Subsidiaries as a “Receiving Party” (as defined in the Intellectual Property Cross-License Agreements to which Dow or TDCC is a party) pursuant to Section 2.7 of either of such Intellectual Property Cross-License Agreements in respect of any intellectual property held by a Historic DuPont Entity, or (iii) undertaken by Dow or its Subsidiaries pursuant to either Section 2.6(a)(i) or Section 2.6(a)(iii) of the Separation Agreement in respect of any Agriculture Asset or Specialty Products Asset held by a Realigned DuPont Entity.

“DuPont Vice President of Tax” shall mean Mary Van Veen, or, after the Ag Distribution, the SpecCo Vice President of Tax.

“Employee Matters Agreement” shall mean that certain Employee Matters Agreement entered into by and among Dow, DowDuPont and AgCo.

“Equity Transfer Party” has the meaning set forth in Section 2.3.

“Extraordinary Transaction” shall mean any action that is not in the ordinary course of business, but shall not include any action that is undertaken in connection with Realignment or the Transactions.

“Final Determination” shall have the meaning given to the term “determination” by Section 1313 of the Code with respect to United States federal Tax matters and with respect to foreign, state and local Tax matters Final Determination shall mean any final settlement with a relevant Tax Authority that does not provide a right to appeal or any final decision by a court with respect to which no timely appeal is pending and as to which the time for filing such appeal has expired.

“Historic Dow Entities” shall mean TDCC and its Subsidiaries, as of any time, other than Realigned DuPont Entities.

“Historic DuPont Entities” shall mean DuPont and its Subsidiaries as of any time, other than Realigned Dow Entities.

“IRS” shall mean the United States Internal Revenue Service.

“IRS Ruling” shall means the U.S. federal income tax ruling issued to DowDuPont by the IRS in connection with the Transactions dated as of February 14, 2017 and any amendment or supplement to such ruling.

“Listed Deferred Items” has the meaning set forth in Section 7.3(a).

“Listed Dow Deferred Items” has the meaning set forth in Section 7.3(a). “Listed DuPont Deferred Items” has the meaning set forth in Section 7.3(a).

“Local Country Joint Tax Agreements” shall mean the Joint Tax Agreements entered into between applicable Dow Entities and DuPont Entities, in a jurisdiction, governing the allocation of non-U.S. Consolidated Taxes and Tax Attributes between the Dow Entities and DuPont Entities included in a non-U.S. Consolidated Group.

“MatCo DuPont Ag Cash Repatriation Taxes” shall mean, with respect to each applicable jurisdiction, the product of (i) the Agriculture Shared Historical DuPont Percentage and (ii) any Taxes (including an amount of cash equal to the Taxes that would be due on any dividend, distribution, payment, disbursement or other repatriation described in this definition but which dividend, distribution, payment, disbursement or other repatriation is not permitted to be made on or prior to December 31, 2020 as a result of any restriction under applicable Law (including distributable reserve or surplus requirements, exchange controls, and other similar requirements) on the making of such dividend, distribution, payment, disbursement or other repatriation) incurred by Dow or any Subsidiary of Dow on the dividend, distribution, payment, disbursement or other repatriation (including by multiple payments through intermediary entities) on or prior to December 31, 2020, acting reasonably to minimize any such Taxes, of an amount of cash equal to the Qualifying Historical DuPont MatCo Closing Cash with respect to the jurisdiction (provided, that the amount of Qualifying Historical DuPont MatCo Closing Cash for all jurisdictions shall not exceed the Aggregate Qualifying Historical DuPont MatCo Closing Cash, and, in the event that it would otherwise so exceed the Aggregate Qualifying Historical DuPont MatCo Closing Cash (the amount of such excess, the “MatCo Aggregate Excess Cash Amount”), the Qualifying Historical DuPont MatCo Closing Cash for the jurisdictions shall be decreased in a manner that minimizes, to the fullest extent possible, the MatCo DuPont Ag Cash Repatriation Taxes, with the result that, after such decreases, the sum of the Qualifying Historical DuPont MatCo Closing Cash for all jurisdictions equals the Aggregate Qualifying Historical DuPont MatCo Closing Cash), from all Subsidiaries of Dow incorporated or otherwise organized in such jurisdiction, to Dow or any Subsidiaries of Dow organized under the laws of the United States or any state thereof. Notwithstanding the foregoing, no amount shall be considered included in the definition of MatCo DuPont Ag Cash Repatriation Taxes unless notice of such amounts has been provided to AgCo (in the manner provided in this Agreement) on or prior to December 31, 2020. To the extent that there is either a MatCo Aggregate Excess Cash Amount or the Cash and Cash Equivalents for any jurisdiction exceed the maximum amount set forth for such jurisdiction on Schedule 1.1(243) of the Separation Agreement to be treated as Qualifying Historical DuPont MatCo Closing Cash (the amount of such excess, the “MatCo Jurisdictional Excess Cash Amount”) the amount of MatCo DuPont Ag Cash Repatriation Taxes shall be reduced by an amount equal to the product of (1) the Agriculture Shared Historical DuPont Percentage and (2) (i) the sum of (A) the MatCo Aggregate Excess Cash Amount plus (B) the sum of the MatCo Jurisdictional Excess Cash Amount for each applicable jurisdiction minus (ii) the incremental amount that would have been treated as MatCo DuPont Ag Cash Repatriation Taxes if there was no reduction for the MatCo Aggregate Excess Cash Amount and the sum of the MatCo Jurisdictional Excess Cash Amount for each applicable jurisdiction was treated as Qualifying Historical DuPont MatCo Closing Cash.

“MatCo DuPont Spec Cash Repatriation Taxes” shall mean, with respect to each applicable jurisdiction, the product of (i) the Specialty Products Shared Historical DuPont Percentage and (ii) any Taxes (including an amount of cash equal to the Taxes that would be due on any dividend, distribution, payment, disbursement or other repatriation described in this definition but which dividend, distribution, payment, disbursement or other repatriation is not permitted to be made on or prior to December 31, 2020 as a result of any restriction under applicable Law (including distributable reserve or surplus requirements, exchange controls, and other similar requirements) on the making of such dividend, distribution, payment, disbursement or other repatriation) incurred by Dow or any Subsidiary of Dow on the dividend, distribution, payment, disbursement or other repatriation (including by multiple payments through intermediary entities) on or prior to December 31, 2020, acting reasonably to minimize any such Taxes, of an amount of cash equal to the Qualifying Historical DuPont MatCo Closing Cash with respect to the jurisdiction (provided, that the amount of Qualifying Historical DuPont MatCo Closing Cash for all jurisdictions shall not exceed the Aggregate Qualifying Historical DuPont MatCo Closing Cash, and, in the event that it would otherwise so exceed the Aggregate Qualifying Historical DuPont MatCo Closing Cash, the Qualifying Historical DuPont MatCo Closing Cash for the jurisdictions shall be decreased in a manner that minimizes, to the fullest extent possible, the MatCo DuPont Spec Cash Repatriation Taxes, with the result that, after such decreases, the sum of the Qualifying Historical DuPont MatCo Closing Cash for all jurisdictions equals the Aggregate Qualifying Historical DuPont MatCo Closing Cash), from all Subsidiaries of Dow incorporated or otherwise organized in such jurisdiction, to Dow or any Subsidiaries of Dow organized under the laws of the United States or any state thereof. Notwithstanding the foregoing, no amount shall be considered included in the definition of MatCo DuPont Spec Cash Repatriation Taxes unless notice of such amounts has been provided to SpecCo (in the manner provided in this Agreement) on or prior to December 31, 2020. To the extent that there is either a MatCo Aggregate Excess Cash Amount or a MatCo Jurisdictional Excess Cash Amount the amount of MatCo DuPont Spec Cash Repatriation Taxes shall be reduced by an amount equal to the product of (1) the Specialty Products Shared Historical DuPont Percentage and (2) (i) the sum of (A) the MatCo Aggregate Excess Cash Amount plus (B) the sum of the MatCo Jurisdictional Excess Cash Amount for each applicable jurisdiction minus (ii) the incremental amount that would have been treated as MatCo DuPont Spec Cash Repatriation Taxes if there was no reduction for the MatCo Excess Cash Amount and the sum of the MatCo Jurisdictional Excess Cash Amount for each applicable jurisdiction was treated as Qualifying Historical DuPont MatCo Closing Cash.

“Material Science Business” shall have the meaning set forth in the Separation Agreement.

“Mergers” shall have the meaning given in the Recitals. “Merger Date” shall mean August 31, 2017.

“Net Amount” shall mean, with respect to a Sub-Group and a U.S. federal income tax year (or portion thereof) of the DowDuPont U.S. federal Consolidated Group, an amount, which may be positive or negative, equal to (i) the sum of (A) the Pro Forma Tax of such Sub-Group for such tax year (or portion thereof), plus (B) the Tax Attribute Differential Amount for such Sub-Group for such tax year (or portion thereof), plus (C) the 965 Adjustment Amount of such Sub-Group for such tax year (or portion thereof), minus (ii) the Actual Tax Payments attributed to such Sub-Group for such tax year (or portion thereof).

“Overall Failure” shall mean the failure of the Transactions to qualify for the intended Tax-Free Status of the Transactions by reason of (i) the application of Section 355(e) of the Code (or any similar provision of state, local or foreign law) to the Dow Distribution or the AgCo Distribution by reason of direct or indirect transfers of any equity interest in TDCC, DuPont or DowDuPont prior to the date hereof, or (ii) any integration of the Dow Distribution and the AgCo Distribution with the Mergers.

“Payment Date” shall mean, (i) with respect to the U.S. federal consolidated income Tax Return of DowDuPont and/or SpecCo, the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing such Tax Return determined under Section 6072 of the Code, and the date the return is filed, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax law.

“Party or Parties” shall mean each, and any, of Dow, DowDuPont, AgCo and SpecCo.

“Past Practice” shall mean past practices, accounting methods, elections and conventions.

“Payee Party” shall mean any Party that is seeking payment from a Party pursuant to the provisions of this Agreement.

“Paying Party” shall mean any Party from which payment is being sought pursuant to the provisions of this Agreement.

“Person” shall mean and includes any individual, corporation, company, association, partnership, joint venture, limited liability company, joint stock company, trust, unincorporated organization, or other entity.

“Privilege” shall mean any privilege that may be asserted under applicable law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Pro Forma Section 965 Tax Liability” shall mean, with respect to a Sub-Group and a U.S. federal income tax year of the DowDuPont U.S. Consolidated Group, the notional Tax liability under Section 965 of the Code of the Sub-Group, calculated: (i) prior to reduction for any Tax Attributes, other than foreign tax credits for Taxes deemed paid as a result of the inclusion under Section 965(a) of the Code, which shall reduce the Tax liability to the extent permitted, and (ii) assuming that such Sub-Group calculated deductions under Section 965(c) of the Code based on only the Sub-Group’s “aggregate foreign cash position” within the meaning of Section 965(c)(3) of the Code and reductions under Section 965(b) of the Code based on only the Sub-Group’s “aggregate foreign E&P deficit” within the meaning of Section 965(b)(3) of the Code.

“Pro Forma Tax” shall mean, with respect to a Sub-Group and a U.S. federal income tax year, the amount of U.S. federal income Consolidated Taxes that would be payable by such Sub-Group, applying the Sub-Group Method.

“Realignment” shall mean the transfer of (i) a Historic Dow Entity out of TDCC such that the Historic Dow Entity was no longer a Subsidiary of TDCC but was a Subsidiary of DowDuPont, or (ii) a Historic DuPont Entity out of DuPont such that the Historic DuPont Entity was no longer a Subsidiary of DuPont but was a Subsidiary of DowDuPont, Dow or TDCC.

“Realignment Date” shall mean, as to any Person, the Date on which Realignment occurs.

“Realigned Dow Entities” shall mean Historic Dow Entities following their Realignment.

“Realigned DuPont Entities” shall mean Historic DuPont Entities following their Realignment.

“Realigned Entity” shall mean a Realigned Dow Entity or a Realigned DuPont Entity, as the case may be.

“Realignment Taxes” shall mean Taxes resulting from Realignment Transactions.

“Realignment Transactions” shall mean the Dow Realignment Transactions and the DuPont Realignment Transactions.

“Refund” shall mean any refund of Taxes, including any application of such refund to reduce liability for Taxes by means of a credit, offset or otherwise.

“Relevant Tax Attribute” shall mean (i) net operating loss carryovers and carrybacks under Section 172 of the Code, (ii) capital loss carryovers and carrybacks under Section 1212 of the Code, (iii) general business credits under Section 38 of the Code, (iv) foreign tax credits under Sections 901 and 902 of the Code, and (v) disallowed interest carryforwards under Section 163(j) of the Code.

“Restricted Period” shall mean (i) in the case of Dow or DowDuPont, the period commencing upon the Dow Distribution Date and ending at the close of business on the first day following the second anniversary of the Dow Distribution Date, and (ii) in the case of AgCo and SpecCo, the period commencing upon the AgCo Distribution Date and ending at the close of business on the first day following the second anniversary of the AgCo Distribution Date.

“Retained Dow Entities” shall mean Dow and TDCC and its Subsidiaries other than Realigned Dow Entities and Realigned DuPont Entities.

“Retained DuPont Entities” shall mean DuPont and its Subsidiaries and other Subsidiaries of DowDuPont, in each case, other than Realigned Dow Entities and Realigned DuPont Entities.

“Ruling” shall mean a ruling from the IRS to the effect that (i) in respect of any action described in Section 7.1(a), such action will not affect the intended tax-free status of a relevant Realignment Transaction, and (ii) in respect of any action described in Section 7.1(b), such action will not affect the Tax-Free Status of the Transactions.

“Section 336(e) Election” has the meaning set forth in Section 3.4.

“Separation Agreement” shall mean that certain Separation and Distribution Agreement, dated as of the date hereof, by and among AgCo, Dow and DWDP.

“Separate Company Taxes” shall mean (i) Taxes that are reported and paid on a separate company basis and (ii) Taxes reported on a consolidated, combined, or unitary tax basis for any period during which such Taxes are attributable to any of (A) only Dow Entities, (B) only DuPont Entities, (C) only AgCo Entities, or (D) only SpecCo Entities, as the case may be.

“Share Repurchases” shall have the meaning given such term in the IRS Ruling.

“SpecCo” shall mean DowDuPont following the AgCo Distribution, and any successor to SpecCo that is required to assume the obligations of SpecCo hereunder pursuant to Section 9.10.

“SpecCo Disqualifying Action” shall mean (i) any action by any SpecCo Entity after the AgCo Distribution that, or the failure to take any action after the AgCo Distribution within its control which, negates in whole or part the Tax-Free Status of the Transactions, or (ii) any event or series of events following the AgCo Distribution, as a result of which any Person or Persons (directly or indirectly) acquire, or have the right to acquire, equity interests of SpecCo that, when combined with any other changes in ownership of equity interests of SpecCo, DowDuPont, DuPont (prior to the AgCo Distribution) or TDCC (prior to the Dow Distribution), causes the Dow Distribution or the AgCo Distribution to be a taxable event to DowDuPont as a result of the application of Section 355(e) of the Code or to be a taxable event as a result of a failure to satisfy the requirements described under Treasury Regulation Sections 1.355-2(c) or (d).

“SpecCo Dow Cash Repatriation Taxes” shall mean, with respect to each applicable jurisdiction, any Taxes (including an amount of cash equal to the Taxes that would be due on any dividend, distribution, payment, disbursement or other repatriation described in this definition but which dividend, distribution, payment, disbursement or other repatriation is not permitted to be made on or prior to December 31, 2020 as a result of any restriction under applicable Law (including distributable reserve or surplus requirements, exchange controls, and other similar requirements) on the making of such dividend, distribution, payment, disbursement or other repatriation) incurred by DWDP, SpecCo or any of their Subsidiaries on the dividend, distribution, payment, disbursement or other repatriation (including by multiple payments through intermediary entities) on or prior to December 31, 2020, acting reasonably to minimize such Taxes, of an amount of cash equal to the Qualifying Historical Dow SpecCo Closing Cash with respect to the jurisdiction (provided, that the amount of Qualifying Historical Dow SpecCo Closing Cash for all jurisdictions shall not exceed the Aggregate Qualifying Historical Dow SpecCo Closing Cash, and, in the event that it would otherwise so exceed the Aggregate Qualifying Historical Dow SpecCo Closing Cash (the amount of such excess, the “SpecCo Aggregate Excess Cash Amount”), the Qualifying Historical Dow SpecCo Closing Cash for the jurisdictions shall be decreased in a manner that minimizes, to the fullest extent possible, the SpecCo Dow Cash Repatriation Taxes, with the result that, after such decreases, the sum of the Qualifying Historical Dow SpecCo Closing Cash for all jurisdictions equals the Aggregate Qualifying Historical Dow SpecCo Closing Cash), from all Subsidiaries of SpecCo incorporated or otherwise organized in such jurisdiction, to SpecCo or any Subsidiaries of SpecCo organized under the laws of the United States or any state thereof. Notwithstanding the foregoing, no amount shall be considered included in the definition of SpecCo Dow Cash Repatriation Taxes unless notice of such amounts has been provided to Dow (in the manner provided in this Agreement) on or prior to December 31, 2020. To the extent that there is either a SpecCo Aggregate Excess Cash Amount or the Cash and Cash Equivalents for any jurisdiction exceed the maximum amount set forth for such jurisdiction on Schedule 1.1(243) of the Separation Agreement to be treated as Qualifying Historical Dow SpecCo Closing Cash (the amount of such excess, the “SpecCo Jurisdictional Excess Cash Amount”) the amount of SpecCo Dow Cash Repatriation Taxes shall be reduced by an amount equal to (i) the sum of (A) the SpecCo Aggregate Excess Cash Amount plus (B) the sum of the SpecCo Jurisdictional Excess Cash Amount for each applicable jurisdiction minus (ii) the incremental amount that would have been treated as SpecCo Dow Cash Repatriation Taxes if there was no reduction for the SpecCo Aggregate Excess Cash Amount and the sum of the SpecCo Jurisdictional Excess Cash Amount for each applicable jurisdiction was treated as Qualifying Historical Dow SpecCo Closing Cash.

“SpecCo Entities” shall mean SpecCo and its Subsidiaries, other than AgCo Entities.

“SpecCo Integration Taxes” shall mean Taxes attributable to SpecCo Integration Transactions.

“SpecCo Integration Transactions” shall mean the transfer of Realigned Dow Entities from DowDuPont to any of its Subsidiaries (as determined at the time of such transfer) other than any AgCo Integration Transactions.

“SpecCo Percentage” shall mean a percentage equal to the DowDuPont Percentage less the AgCo Percentage. In the absence of any agreement between AgCo and DowDuPont as to the AgCo Percentage prior to the AgCo Distribution Date, the SpecCo Percentage shall be a percentage equal to the DowDuPont Percentage.

“SpecCo Vice President of Tax” shall mean Mary Van Veen, or such other individual employed by SpecCo with primary supervisory responsibility for Tax matters.

“Specialties Attributable Obligations” shall mean all of the liabilities and obligations of DowDuPont under this Agreement that are not Agriculture Attributable Obligations. In the absence of any agreement between AgCo and DowDuPont as to the Agriculture Attributable Obligations prior to the AgCo Distribution Date, the Specialties Attributable Obligations shall mean all of the liabilities and obligation of DowDuPont under this Agreement.

“Specialty Products Business” shall have the meaning set forth in the Separation Agreement.

“Specified Tax Items” shall mean (i) income inclusions under Section 951A of the Code, (ii) Taxes imposed under Section 59A of the Code, (iii) deductions permitted under Section 250 of the Code, and (iv) interest expense limitations under Section 163(j) of the Code.

“State Actual Tax Payments” shall mean, with respect to a State Sub-Group and a U.S. state income tax year of the applicable U.S. state income Tax Consolidated Group, the sum of the payments made by a Party (or TDCC) that is a member of such Sub-Group or its Subsidiaries (as determined at the time of such payment) with respect to such tax year, (i) to the applicable Tax Authority in such state, (ii) as tax sharing payments to the agent of such U.S. state income Tax Consolidated Group, and/or (iii) to another Party for applicable U.S. state income Taxes allocated to the paying Party under Section 2.1(a)(iv)-(xi), Section 2.1(b)(iv)-(x), Section 2.1(c)(iii)-(vii), or Section 2.1(d)(iii)-(vi). For the avoidance of doubt, without duplication of any amounts included in clauses (i)-(iii) of this definition, State Actual Tax Payments shall include any amounts reflected on Exhibit D that are designated as payments for the applicable U.S. state income tax liability of the applicable U.S. state income Tax Consolidated Group.

“State Aggregate Adjustment Payment” shall mean a number, which may be positive or negative, equal to the sum of the State Single Adjustment Amounts for each U.S. state Consolidated Group for each applicable U.S. state income tax year.

“State Net Amount” shall mean, with respect to a State Sub-Group, a U.S. state income tax year of the applicable U.S. state income Tax Consolidated Group, and an applicable U.S. state, an amount, which may be positive or negative, equal to (i) the sum of (A) the State Pro Forma Tax of such State Sub-Group for such tax year (or portion thereof), plus (B) the State Tax Attribute Differential Amount for such State Sub-Group for such tax year (or portion thereof), minus (ii) the State Actual Tax Payments attributed to such State Sub-Group for such tax year (or portion thereof).

“State Pro Forma Tax” shall mean, with respect to a State Sub-Group, the applicable U.S. state income Tax year, and the relevant U.S. state, the amount of U.S. state income Consolidated Taxes that would be payable by such Sub-Group, applying the State Sub-Group Method.

“State Relevant Tax Attributes” shall mean (i) net operating loss carryovers and carrybacks, (ii) capital loss carryovers and carrybacks, (iii) general business credits, (iv) foreign tax credits, and (v) state contribution carryforwards; provided, however, that no Tax Attribute shall be included in this definition of “State Relevant Tax Attribute” to the extent that a valuation allowance (whether full or partial) has been recorded with respect to such Tax Attribute in the relevant financial statement as of the date hereof.

“State Single Adjustment Amount” shall mean, with respect to a U.S. state Consolidated Group, and an applicable U.S. state income tax year (or portion thereof) a number, which may be positive or negative, equal to the product of (i) (A) the State Net Amount for the DuPont State Sub-Group for such tax year (or portion thereof) less (B) the State Net Amount for the Dow State Sub-Group for such tax year (or portion thereof), and (ii) one half (0.50).

“State Sub-Group Method” shall mean, with respect to any applicable U.S. state income Tax Consolidated Group, and the definition of State Pro Forma Tax and clause (ii) of the definition of State Tax Attribute Differential, the application of such definition (or clause therein) assuming (i) DowDuPont and/or all of its Subsidiaries that are members of the applicable U.S. state income Tax Consolidated Group (except Dow Entities) were members of a stand-alone U.S. state income tax consolidated, combined, unitary or affiliated group in such state (a “DuPont State Sub-Group”), (ii) all Dow Entities that are members of such applicable U.S. state income Tax Consolidated Group were members of a stand-alone U.S. state income tax consolidated, combined, unitary or affiliated group in such state (a “Dow State Sub-Group” and together with the related DuPont State Sub-Group, the “State Sub-Groups”), (iii) subject to clause (vi), state income Tax liability of the U.S. state income Tax Consolidated Group is allocated to each member of an applicable U.S. state income Tax Consolidated Group in proportion to the state taxable income of such member after reduction for such member’s State Relevant Tax Attributes utilized in such year (iv) each State Sub-Group will use the apportionment factor (if applicable) that is reflected on the Tax Return for the related U.S. state income Tax Consolidated Group (i.e., separate apportionment factors will not be recomputed for each State Sub-Group), (v) each Sub-Group will be deemed to first utilize State Relevant Tax Attributes and any current state losses or credits of members of its own Sub-Group utilized in such year, and (vi) the allocation to a State Sub-Group of items of applicable state income Taxes allocated under Section 2.1 (a) (iv)- (xi), Section 2.1(b)(iv)-(x), Section 2.1(c)(iii)-(vii), and Section 2.1(d)(iii)-(vi) to a Party that is or was a member of such State Sub-Group.

“State Tax Attribute Differential” shall mean, with respect to a State Sub-Group, a tax year of the state income Tax Consolidated Group, and a State Relevant Tax Attribute, the difference, which may be positive or negative, of (i) the sum of the amounts of such State Relevant Tax Attribute actually allocated to each member of the State Sub-Group, determined under applicable Law, at the close of the taxable year (for the avoidance of doubt, without application of the State Sub-Group Method) less (ii) the amount of the State Relevant Tax Attribute that would be held by such State Sub-Group determined under the State Sub-Group Method at the close of such tax year.

“State Tax Attribute Differential Amount” shall mean, with respect to a State Sub-Group and a tax year of the state income Tax Consolidated Group, the sum, which may be positive or negative, of the State Tax Attribute Differential Values for each State Relevant Tax Attribute of such Sub-Group, for such tax year.

“State Tax Attribute Differential Value” shall mean, with respect to a State Sub-Group Group, a tax year of the state income Tax Consolidated Group, and a State Relevant Tax Attribute, the value (which may be positive or negative) of the State Tax Attribute Differential, calculated assuming (i) State Relevant Tax Attributes included in clauses (iii) and (iv) of the definition of State Relevant Tax Attributes shall be valued at the amount of such State Relevant Tax Attributes, and (ii) State Relevant Tax Attributes included in clauses (i), (ii) and (v) of the definition of State Relevant Tax Attributes shall be valued at an amount equal to the product of (A) the dollar amount of such State Relevant Tax Attribute and (B) the highest marginal U.S. state corporate income tax rate in effect in the applicable state for the applicable year.

“Sub-Group Method” shall mean, with respect to the definition of Pro Forma Tax, clause (ii) of the definition of Tax Attribute Differential, and the definition of Unadjusted Section 965 Tax Liability, the application of such definition (or clause therein) assuming (i) DowDuPont and all of its Subsidiaries that are members of the DowDuPont U.S. Consolidated Group (except Dow Entities) were members of a stand-alone U.S. federal consolidated group for U.S. federal income tax purposes (the “DuPont Sub-Group”), (ii) all Dow Entities that are members of the DowDuPont U.S. Consolidated Group were members of a stand-alone U.S. federal consolidated group for U.S. federal income tax purposes (the “Dow Sub-Group” and together with the DuPont Sub-Group, the “Sub-Groups”), (iii) subject to clause (vii), all and only items of income, gain, deduction, loss or credit actually shown on the DowDuPont U.S. Consolidated Tax Return are apportioned to the members in the same amounts and in the same manner as on the applicable DowDuPont U.S. Consolidated Tax Return, (iv) the continued application of the principles of Section 2.2(a)(ii) of this Agreement, without regard to whether any Treasury Regulations or other guidance to the contrary has been issued, such that to the extent a Specified Tax Item of the DowDuPont U.S. Consolidated Group does not increase or decrease, as applicable, Taxes of the DowDuPont U.S. Consolidated Group, such Specified Tax Item shall be deemed not to increase or decrease, as applicable, the tax liability of the DuPont Sub-Group or the Dow Sub-Group, (v) to the extent the DowDuPont U.S. Consolidated Group is subject to Tax imposed by Section 59A of the Code, a portion of the resulting increased Tax shall be allocated to each Sub-Group in the same proportion as the “base erosion payments” (within the meaning of Section 59A(d)(1) of the Code) of such Sub-Group bear to the total “base erosion payments” of the DowDuPont U.S. Consolidated Group, (vi) for purposes of computing the net Tax payable pursuant to Section 951A of the Code by a Sub-Group, the tax liability of such Sub-Group shall be reduced to the extent that such Sub-Group’s members utilized foreign tax credits deemed paid by member of the other Sub-Group pursuant to Section 960(d) of the Code in excess of the amount such other Sub-Group could utilize, and (vii) the allocation to a Sub-Group of items of U.S. federal income Taxes allocated under Section 2.1(a)(iv)-(xi), Section 2.1(b)(iv)-(x), Section 2.1(c)(iii)-(vii), and Section 2.1(d)(iii)-(vi) to a Party that is or was a member of such Sub-Group.

“Subsidiary” shall have the meaning ascribed to such term in the Separation Agreement, provided that, Dow Entities shall not be treated as Subsidiaries of DowDuPont.

“Tax or Taxes” shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, gains, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Tax Authority and shall include any transferee liability in respect of taxes.

“Tax Attribute Differential” shall mean, with respect to a Sub-Group, a U.S. federal income tax year of the DowDuPont U.S. Consolidated Group, and a Relevant Tax Attribute, the difference, which may be positive or negative, of (i) the sum of the amounts of such Relevant Tax Attribute actually allocated to each member of the Sub-Group, determined under Section 3.3 and applicable Treasury Regulations (including, for purposes of this definition, any proposed income tax regulations to the extent no final or temporary income tax regulations have been issued that supersede such proposed regulations) at the close of the taxable year (for the avoidance of doubt, without application of the Sub-Group Method) less (ii) the amount of the Relevant Tax Attribute that would be held by such Sub-Group determined under the Sub-Group Method at the close of such tax year.

“Tax Attribute Differential Amount” shall mean, with respect to a Sub-Group and a U.S. federal income tax year of the DowDuPont U.S. Consolidated Group, the sum, which may be positive or negative, of the Tax Attribute Differential Values for each Relevant Tax Attribute of such Sub-Group, for such tax year.

“Tax Attribute Differential Value” shall mean, with respect to a Sub-Group, a U.S. federal income tax year of the DowDuPont U.S. Consolidated Group, and a Relevant Tax Attribute, the value (which may be positive or negative) of the Tax Attribute Differential, calculated assuming (i) Relevant Tax Attributes included in clauses (iii) and (iv) of the definition of Relevant Tax Attributes shall be valued at the amount of such Relevant Tax Attributes, and (ii) Relevant Tax Attributes included in clauses (i),(ii) or (v) of the definition of Relevant Tax Attributes shall be valued at an amount equal to the product of (A) the dollar amount of such Relevant Tax Attributes and (B) the highest marginal U.S. federal corporate income tax rate in effect for the applicable year (i.e., the highest marginal corporate U.S. federal income Tax rate imposed under Section 11 of the Code).

“Tax Attributes” shall mean net operating losses, capital losses, tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, tax bases, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future taxable period.

“Tax Authority” shall mean the IRS and any other domestic or foreign governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax-Free Status of the Transactions” shall mean the treatment of (i) the Dow Contribution and the Dow Distribution as a tax-free reorganization within the meaning of Section 368(a)(1)(D) of the Code and a tax-free distribution to which Section 355(a) of the Code applies (and as to which neither Section 355(d) nor Section 355(e) of the Code applies to treat Dow stock as other than “qualified property”), respectively and (ii) the AgCo Contribution and the AgCo Distribution as a tax-free reorganization within the meaning of Section 368(a)(1)(D) of the Code and a tax-free distribution to which Section 355(a) of the Code applies (and as to which neither Section 355(d) nor Section 355(e) of the Code applies to treat AgCo stock as other than “qualified property”), respectively.

“Tax Holiday” shall mean any Tax holiday, Tax incentive, Tax grant, Tax exemption or any other Tax reduction agreement, approval or order of any Tax Authority.

“Tax Materials” shall mean (i) the IRS Ruling, (ii) the opinions listed on Exhibit C regarding the U.S. federal income tax consequences of the Mergers or the Transactions, (iii) each submission to the IRS in connection with the IRS Ruling, and (iv) any tax representation letter addressed to counsel and/or other tax advisor supporting the opinions described in clause (ii) above.

“Tax Officer” shall mean (i) in respect of Dow, the Dow Chief Tax Officer, (ii) in respect of DowDuPont, the DuPont Vice President of Tax, (iii) in respect of AgCo, the AgCo Vice President of Tax, and (iv) in respect of SpecCo, the SpecCo Vice President of Tax.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Tax Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) supplied or required to be supplied to, or filed with, a Tax Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any laws relating to any Tax and any amended Tax return or claim for Refund.

“TDCC” shall mean The Dow Chemical Company.

“Transactions” shall mean (i) the Dow Contribution and the Dow Distribution, and (ii) the AgCo Contribution and the AgCo Distribution.

“Treasury Regulations” shall mean the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unadjusted Section 965 Tax Liability” shall mean, with respect to a Sub-Group and a U.S. federal income tax year of the DowDuPont U.S. Consolidated Group, the liability under Section 965 of the Code of the Sub-Group, calculated: (i) prior to reduction for any Tax Attributes, other than foreign tax credits for taxes deemed paid as a result of the inclusion under Section 965(a) of the Code, which shall reduce the tax liability to the extent permitted, and (ii) otherwise applying all relevant components of the Sub-Group Method to such Sub-Group.

“Undiscounted Annual Payment Amount” shall mean, with respect to a U.S. federal income tax year of the DowDuPont U.S. Consolidated Group, the product of (i) (A) the Net Amount for the DuPont Sub-Group for such tax year (or portion thereof) less (B) the Net Amount for the Dow Sub-Group for such tax year (or portion thereof), and (ii) one half (0.50).

“Unqualified Tax Opinion” shall mean a “will” opinion, without substantive qualifications, of either (i) Ernst & Young LLP, Skadden, Arps, Slate, Meagher & Flom LLP, or Weil, Gotshal & Manges LLP or (ii) a nationally recognized law or accounting firm, which firm is reasonably acceptable to the parties that are not providing the opinion, in each case, to the effect that (A) in respect of any action described in Section 7.1(a), such action will not affect the intended tax-free status of a relevant Realignment Transaction, and (B) in respect of any action described in Section 7.1(b), such action will not affect the Tax-Free Status of the Transactions.

“VWAP” means the volume-weighted average price, rounded to four decimal points, of the Dow or DowDuPont common stock, as applicable, on the New York Stock Exchange (as reported on Bloomberg L.P. under the function “VWAP”) for the first full trading day following the Dow Distribution.

1.2    Capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to them in the Separation Agreement.

ARTICLE II

ALLOCATION OF TAXES; USE OF TAX ATTRIBUTES

2.1    Allocation of Taxes among the Parties.

(a)    Dow Tax Liability. Subject to Sections 2.3 and 2.4, Dow shall be allocated the following Taxes:

(i)    all Taxes of Historic Dow Entities for taxable periods (or portions thereof) ending on or before the Merger Date;

(ii)    all Separate Company Taxes of (A) each Retained Dow Entity, (B) each Realigned Dow Entity for taxable periods (or portions thereof) ending on or before the Realignment Date of the Realigned Dow Entity, and (C) each Realigned DuPont Entity for taxable periods (or portions thereof) beginning after the Realignment Date of the Realigned DuPont Entity;

(iii)    the portion of Consolidated Taxes allocated to Dow Entities pursuant to Section 2.2,;

(iv)    Taxes allocated to Dow pursuant to Section 2.4;

(v)    subject to Section 7.3, Taxes attributable to any Dow Deferred Items;

(vi)    to the extent provided in Section 2.3, DuPont Realignment Taxes;

(vii)    Dow Realignment Taxes, except to the extent such Taxes are allocated to DowDuPont, SpecCo, or AgCo pursuant to Section 2.3;

(viii)    Dow Integration Taxes;

(ix)    except to the extent resulting from (A) a Disqualifying Action, or (B) an Overall Failure, any Dow Distribution Taxes;

(x)    the Dow Percentage of any Distribution Taxes to the extent resulting from an Overall Failure;

(xi)    any Distribution Taxes resulting from a Dow Disqualifying Action, as determined pursuant to Section 2.7; and

(xii)    Taxes allocated to Dow pursuant to Section 3.2.

(b)    DowDuPont Tax Liability. Prior to the AgCo Distribution, subject to Sections 2.3 and 2.4, DowDuPont shall be allocated the following Taxes:

(i)    all Taxes of Historic DuPont Entities for taxable periods (or portions thereof) ending on or before the Merger Date;

(ii)    all Separate Company Taxes of (A) each Retained DuPont Entity for taxable periods (or portions thereof) ending on or before the AgCo Distribution Date, (B) each Realigned DuPont Entity for taxable periods (or portions thereof) ending on or before the Realignment Date of the Realigned DuPont Entity, and (C) each Realigned Dow Entity for taxable periods (or portions thereof) beginning after the Realignment Date of the Realigned Dow Entity, but only for taxable periods (or portions thereof) ending on or before the AgCo Distribution Date;

(iii)    the portion of Consolidated Taxes allocated to DuPont Entities pursuant to Section 2.2;

(iv)    Taxes allocated to DowDuPont pursuant to Section 2.4;

(v)    subject to Section 7.3, Taxes attributable to any DuPont Deferred Items;

(vi)    to the extent provided in Section 2.3, Dow Realignment Taxes;

(vii)    DuPont Realignment Taxes, except to the extent such Taxes are allocated to Dow pursuant to Section 2.3;

(viii)    SpecCo Integration Taxes and, prior to the AgCo Distribution, AgCo Integration Taxes;

(ix)    prior to the AgCo Distribution, the DowDuPont Percentage of any Dow Distribution Taxes to the extent resulting from an Overall Failure;

(x)    any Distribution Taxes resulting from a DowDuPont Disqualifying Action, as determined pursuant to Section 2.7; and

(xi)    Taxes allocated to DowDuPont pursuant to Section 3.2.

(c)    AgCo Tax Liability. Subject to Sections 2.3 and 2.4, following the AgCo Distribution, AgCo shall be allocated the following Taxes:

(i)    Taxes allocated to DowDuPont under Section 2.1(b) that are allocated to AgCo pursuant to Section 4.5(a) of this Agreement;

(ii)    all Separate Company Taxes of each AgCo Entity for taxable periods (or portions thereof) beginning on the day following the AgCo Distribution Date;

(iii)    to the extent provided in Section 2.3, Dow Realignment Taxes and DuPont Realignment Taxes;

(iv)    AgCo Integration Taxes;

(v)    except to the extent resulting from (A) a Disqualifying Action or (B) an Overall Failure, any AgCo Distribution Taxes;

(vi)    the AgCo Percentage of any Distribution Taxes to the extent resulting from an Overall Failure;

(vii)    any Distribution Taxes resulting from an AgCo Disqualifying Action, as determined pursuant to Section 2.7; and

(viii)    Taxes allocated to AgCo pursuant to Section 3.2.

(d)    SpecCo Tax Liability. Subject to Sections 2.3 and 2.4, following the AgCo Distribution, SpecCo shall be allocated the following Taxes:

(i)    Taxes allocated to DowDuPont under Section 2.1(b) that are allocated to SpecCo pursuant to Section 4.5(a) of this Agreement;

(ii)    all Separate Company Taxes of each SpecCo Entity for taxable periods (or portions thereof) beginning on the day following the AgCo Distribution Date;

(iii)    to the extent provided in Section 2.3, Dow Realignment Taxes and DuPont Realignment Taxes;

(iv)    SpecCo Integration Taxes;

(v)    the SpecCo Percentage of any Distribution Taxes to the extent resulting from an Overall Failure;

(vi)    any Distribution Taxes resulting from a SpecCo Disqualifying Action, as determined pursuant to Section 2.7; and

(vii)    Taxes allocated to SpecCo pursuant to Section 3.2.

2.2    Allocation of Consolidated Taxes.

(a)    U.S. Federal Consolidated Taxes.

(i)    U.S. federal income Consolidated Taxes of the DowDuPont U.S. Consolidated Group shall be allocated to each Dow Entity and each DuPont Entity using the principles and methodologies described in Treasury Regulation Section 1.1552-1(a)(2).

(ii)    Notwithstanding the foregoing, and except to the extent Treasury Regulations or other binding IRS guidance have been issued subsequent to the date of this Agreement and prior to the date of any relevant payment hereunder that require a contrary position: (A) if a Specified Tax Item of the DowDuPont U.S. Consolidated Group would not increase or decrease the U.S. federal income Consolidated Tax liability for, or otherwise subject to any limitation, the DowDuPont U.S. Consolidated Group, no amount shall be allocated to, and no payment shall be made by any member for such Specified Tax Item, regardless of whether such member, on a separate return basis, would experience an increase or decrease, as applicable, in its separate tax liability as a result of, or otherwise be subject to a limitation in respect of, the relevant Specified Tax Item, and (B) to the extent that a Specified Tax Item does increase the U.S. federal income Consolidated Tax liability for the DowDuPont U.S. Consolidated Group, (I) for Specified Tax Items other than Taxes imposed under Section 59A of the Code, the members of the DowDuPont U.S. Consolidated Group shall be allocated such increased U.S. Consolidated Tax liability in proportion to their increased separate return basis Tax liability that would exist as a result of the relevant Specified Tax Item and (II) for Taxes imposed under Section 59A of the Code, a portion of the resulting increased Tax shall be allocated to each member in the same proportion as the “base erosion payments” (within the meaning of Section 59A(d)(1) of the Code) of such member bear to the total “base erosion payments” of the DowDuPont U.S. Consolidated Group.

(b)    State Income Consolidated Taxes. For purposes of allocating U.S. state income Consolidated Taxes, Taxes paid to the relevant Taxing Authority shall be allocated to each Dow Entity and DuPont Entity that is a member of the U.S. state income Consolidated Group in proportion to the applicable state taxable income of such member for such year, after reduction for any State Relevant Tax Attributes of such member utilized by such Consolidated Group in the applicable year.

(c)    Foreign Consolidated Taxes. For jurisdictions where a Local Country Joint Tax Agreement has been executed, the principles described in the applicable Local Country Joint Tax Agreement shall apply to applicable non-U.S. Consolidated Taxes. In jurisdictions where a Local Country Joint Tax Agreement has not been executed, or to the extent a matter is not addressed in the relevant Local Country Joint Tax Agreement, the principles of the relevant applicable Law shall apply to determine appropriate compensation among the Parties for use of Tax Attributes.

(d)    To the extent that a Tax Authority in a jurisdiction where TDCC and DuPont have agreed not to file a joint Tax Return as Consolidated Group successfully asserts that Dow Entities and DuPont Entities should have filed jointly, a joint Tax Return shall be prepared and filed, in accordance with this Agreement and, for purposes of this Agreement, Dow shall receive credit for Taxes paid in such jurisdiction by Dow Entities and DowDuPont shall receive credit for Taxes paid in such jurisdiction by DuPont Entities. For the avoidance of doubt, if any Tax Authority successfully asserts that any group including both Dow Entities and DuPont Entities is or was required file a joint Tax Return, such group of entities shall be considered a Consolidated Group for purposes of this Agreement.

(e)    Exhibit D sets forth, by year and jurisdiction, the amount of Consolidated Taxes, estimated and final, in respect of which TDCC, and DuPont and their respective Subsidiaries have made any payments.

2.3    Allocation of Certain Realignment Taxes. Any Realignment Taxes that result from direct or indirect transfers of equity interests in a Party (other than the Party that, absent this Section 2.3, would be responsible for the Realignment Taxes referred to herein) (an “Equity Transfer Party”) following the date hereof, including equity transfers that result from an issuance or redemption of any such equity interests, but excluding direct and indirect equity transfers resulting from the AgCo Distribution and the Dow Distribution, and including Realignment Taxes from any resulting indirect transfer of an equity interest in a party to a Realignment Transaction, shall, in each case, be allocated to such Equity Transfer Party. Any Realignment Taxes that result from a breach by a Party or any of its Subsidiaries of the restrictions set forth on Exhibit E, shall be allocated to the breaching Party. Dow shall be allocated the Dow Percentage and (A) prior to the AgCo Distribution, DowDuPont shall be allocated the DowDuPont Percentage, and (B) following the AgCo Distribution, SpecCo shall be allocated the SpecCo Percentage and AgCo shall be allocated the AgCo Percentage, of any Realignment Taxes that result from the failure of a Realignment Transaction to qualify for tax-free treatment under Sections 355(e) or (f) of the Code (or any similar provision of state, local or foreign law) by reason of direct or indirect transfers of any equity interest in TDCC, DuPont or DowDuPont (including any resulting indirect transfer of an equity interest in a party to a Realignment Transaction) prior to the date hereof, including an issuance or redemption of any such equity interests.

2.4    Certain Control Right Taxes. Notwithstanding anything in Section 2.1 to the contrary, Taxes resulting directly from Dow Authorization Policy Actions shall be allocated to Dow, and Taxes resulting directly from DuPont Authorization Policy Actions shall be allocated to DowDuPont. Notwithstanding the foregoing, (i) Taxes resulting from the recapture of any Tax Holiday benefit for a year prior to the year of any Dow Authorization Policy Action or DuPont Authorization Policy Action shall not be allocated pursuant to the preceding sentence and (ii) no Taxes will be allocated pursuant to this Section 2.4 for any Dow Authorization Policy Actions or DuPont Authorization Policy Actions (other than any actions described in clause (i) of the definition of Dow Authorization Policy Actions or DuPont Authorization Policy Actions) if the aggregate Tax impact of such action for all applicable Tax Years (including the value of any lost Tax Attributes (valued using the same methodology as described in the definition of “Tax Attribute Differential Value”), but excluding any Taxes described in clause (i) of this sentence) does not exceed $2,000,000.

2.5    Compensation for Use of Attributes and Adjustment Payments.

(a)    Payment for Certain Attributes. If any Party or any of its Subsidiaries (at the time of payment) pays an amount to an employee, pension or other third party, but the corresponding Tax Attribute is allocated by applicable law to another Party or any of its Subsidiaries at such time (including, without limitation, compensation paid or the granting of an equity interest to, or the vesting of any equity interest granted to, an employee of the other Party or any of its Subsidiaries at such time, or any contributions in respect of a Party’s historic pension plan liabilities relating to a Realigned Entity) then the Party to which the Tax Attribute was allocated under applicable law (or the Party to whose Subsidiary the Tax Attribute was allocated) shall make one or more payments to the Party that incurred the expense (or whose Subsidiary incurred the expense) in an amount equal to the actual reduction in Taxes of such Party or such Subsidiary (including reductions in Taxes allocated under this Agreement), calculated on a “with and without” basis, to the extent that payment for such reduction in Taxes is not otherwise required pursuant to this Agreement. Any payments required to be made pursuant to this Section 2.5(a), (i) between Dow and DowDuPont shall be made no later than sixty (60) days following the filing of the relevant Tax Return for the taxable period that includes the Dow Distribution if the reduction in Tax was reflected on such Tax Return or a previously filed Tax Return, and (ii) between AgCo and SpecCo shall be made no later than ninety (90) days following the filing of the relevant Tax Return for the taxable period that includes the AgCo Distribution if the reduction in Tax was reflected on such Tax Return or a previously filed Tax Return. If any payment described in the first sentence of this Section 2.5(a) is made after the close of the taxable period that includes the Dow Distribution (in the case of payments pursuant to this Section 2.5(a) to be made between Dow, on one hand, and AgCo or SpecCo, on the other hand) or the AgCo Distribution (in the case of payments pursuant to this Section 2.5(a) to be made between AgCo and SpecCo), the payment required to be made pursuant to this Section 2.5(a) shall be made no later than sixty (60) days following the filing of the Tax Return reflecting the actual reduction in Taxes allocated to the paying Party (or such Party’s Subsidiary). Notwithstanding the foregoing, to the extent that the Tax Attribute is used to offset income included under Section 965 of the Code, the amount required to be paid shall be equal to the present value of the installment payments under Section 965(h) of the Code that would otherwise have been made (assuming no available Tax Attributes of the entity, Dow or DuPont, as applicable, and its Subsidiaries whose Tax Attributes offset such income inclusions attributable to the other entity and its Subsidiaries), and using a discount rate of four and one-half percent 4.5%. For purposes of this Section 2.5(a), TDCC and its Subsidiaries as of any time shall be treated as Subsidiaries of Dow as of such time.

(b)    Tax Attributes for Section 336(e) Election. To the extent that a Party, other than the Party (or any of its Subsidiaries) benefiting from any Tax Attributes resulting from the Section 336(e) Election relating to the Dow Distribution, is liable for Dow Distribution Taxes pursuant to this Agreement, then the Party that benefits from such Tax Attributes (or the Party whose Subsidiary benefits from such Tax Attributes) shall make one or more payments to the Party liable for the Dow Distribution Taxes in an amount equal to the actual reduction in Taxes enjoyed by such Party or its Subsidiary (including reductions in Taxes allocated under this Agreement), calculated on a “with and without” basis. Any payments required to be made pursuant to this Section 2.5(b) shall be made no later than sixty (60) days following the filing of the relevant Tax Return for the taxable period that includes the actual reduction in Taxes enjoyed by such Party or its Subsidiary.

(c)    U.S. Federal Income Adjustment Payment. No later than one hundred and twenty (120) days following the filing of the U.S. federal income Tax Return for the DowDuPont U.S. Consolidated Group for the taxable year that includes the Dow Distribution, (i) if the Aggregate Adjustment Payment is negative, Dow shall pay the absolute value of the Aggregate Adjustment Payment to DowDuPont, and (ii) if the Aggregate Adjustment Payment is positive, DowDuPont shall pay the Aggregate Adjustment Payment to Dow.

(d)    U.S. State Consolidated Income Adjustment Payment. No later than one hundred and fifty (150) days following the filing of the U.S. federal income Tax Return for the DowDuPont U.S. Consolidated Group for the taxable year that includes the Dow Distribution, (i) if the State Aggregate Adjustment Payment is negative, Dow shall pay the absolute value of the State Aggregate Adjustment Payment to DowDuPont, and (ii) if the State Aggregate Adjustment Payment is positive, DowDuPont shall pay the State Aggregate Adjustment Payment to Dow.

(e)    No payment or further allocations shall be required under Section 2.1(a)(iii) or Section 2.1(b)(iii) by reason of any payments made pursuant to Section 2.5(c)-(d).

2.6    Straddle Period Allocation. For purposes of this Agreement, if either Realignment, the Dow Distribution or the AgCo Distribution occurs during a taxable period other than the last day of the taxable period, Taxes for the entire taxable period (including, for example, Subpart F income under Section 951 of the Code and a proportionate share of the associated foreign tax credits) shall be allocated, on the one hand, to the portion of the taxable period ending on the Realignment Date, the Dow Distribution Date or the AgCo Distribution Date, as the case may be, and on the other hand, to the portion of the taxable period beginning on the day after the Realignment Date, the Dow Distribution Date or the AgCo Distribution Date, as the case may be, on a “closing of the books” method as of the end of the Realignment Date, the Dow Distribution Date or the AgCo Distribution Date; provided that property Taxes and other similar periodic Taxes, and exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion. For the avoidance of doubt, the “closing of the books” method shall deem any tax period beginning before but ending after an applicable date to end on the applicable date. If Realignment occurred during a taxable period, the Realigned Entity shall be treated as one entity for the portion of the taxable period up to and including the Realignment Date, and as a second, separate entity for the portion of the taxable period beginning on the day following the Realignment Date.

2.7    Certain Distribution Taxes.

(a)    Distribution Taxes described in Section 2.1(a)(xi) and not in any of Section 2.1(b)(x), Section 2.1(c)(vii) or 2.1(d)(vi) shall be allocated entirely to Dow; Distribution Taxes described in Section 2.1(b)(x) and not in any of Section 2.1(a)(xi), 2.1(c)(vii) or 2.1(d)(vi) shall be allocated solely to DowDuPont; Distribution Taxes described in Section 2.1(c)(vii) and not in any of Section 2.1(a)(xi), 2.1(b)(x) or 2.1(d)(vi) shall be allocated solely to AgCo; and Distribution Taxes described in Section 2.1(d)(vi) and not in any of Section 2.1(a)(xi), 2.1(b)(x) or 2.1(c)(vii) shall be allocated solely to SpecCo. Subject to Section 2.7(b), to the extent that any Distribution Taxes would, in the absence of this Section 2.7(a), be described in both Section 2.1(a)(xi) and (i) Section 2.1(b)(x), or (ii) following the AgCo Distribution, Section 2.1(c)(vii) or Section 2.1(d)(vi), responsibility for such Distribution Taxes shall be allocated to Dow, on the one hand, and DowDuPont, AgCo and/or SpecCo, as appropriate, on the other hand, according to relative fault. Subject to Section 2.7(b), to the extent that any Distribution Taxes would, in the absence of this Section 2.7(a), be described in both Section 2.1(c)(vii) and Section 2.1(d)(vi), responsibility for such Distribution Taxes shall be allocated to AgCo, on the one hand, and SpecCo, on the other hand, according to relative fault.

(b)    Notwithstanding Section 2.7(a), in the case of Distribution Taxes resulting from the application of Section 355(e) of the Code to a Distribution, (A) Dow shall be allocated one hundred percent (100%) of such Distribution Taxes if a Dow Disqualifying Action causes the application of Section 355(e), (B) DowDuPont shall be allocated one hundred percent (100%) of such Distribution Taxes if a DowDuPont Disqualifying Action causes the application of Section 355(e), (C) SpecCo shall be allocated one hundred percent (100%) of such Distribution Taxes if a SpecCo Disqualifying Action causes the application of Section 355(e) and (D) AgCo shall be allocated one hundred percent (100%) of such Distribution Taxes if an AgCo Disqualifying Action causes the application of Section 355(e). In the event a Disqualifying Action of more than one Party causes the application of Section 355(e) to a Distribution, applicable Distribution Taxes shall be allocated among such Parties equally.

ARTICLE III

TAX RETURNS, TAX COMPLIANCE AND OTHER TAX MATTERS

3.1    Preparation of Tax Returns.

(a)    Each Party shall prepare and timely file, or cause to be prepared and timely filed, taking into account applicable extensions, all Tax Returns required to be filed by such Party or any of its Subsidiaries (the “Preparing Party”) and shall pay, or cause to be paid, all Taxes shown as due and payable on such Tax Returns. To the extent that any such Tax Returns reflect Taxes that are payable by another Party pursuant to this Agreement (the “Reviewing Party”), such Tax returns shall be prepared in accordance with the Past Practice of the Reviewing Party in respect of the entities or operations giving rise to such Taxes. Except as otherwise required by applicable law, no Party shall file any amended Tax Return for a Realigned Entity for any taxable period ending on or before, or that includes, the Realignment Date of the Realigned Entity, without the prior written approval (not to be unreasonably withheld, conditioned or delayed) of the Party responsible for Taxes relating to such periods pursuant to this Agreement.

(b)    The Preparing Party shall submit to the Reviewing Party a draft of any Tax Return that reflects Taxes payable by the Reviewing Party pursuant to this Agreement (or to the extent practicable the portion of such Tax Return that relates to such Taxes) along with a statement setting forth the calculation of any such Taxes shown as due and payable on such Tax Return at least thirty (30) days (or, in the case of a Tax Return with a Due Date fewer than forty-five (45) days following the end of the taxable period to which such Tax Return relates, a reasonable amount of time) prior to the Due Date for such Tax Return for such Reviewing Party’s review, comment and approval (such approval not to be unreasonably delayed, conditioned or withheld).

(c)    In the event of any dispute regarding any Tax Return, or any other matter referred to in this Agreement, the Tax Officer of each Party involved in the dispute shall cooperate in good faith to resolve such dispute. Any dispute that the Tax Officers are unable to resolve shall be referred to a senior executive of each Party involved in the dispute who shall cooperate in good faith to resolve such dispute. Any dispute that such senior executives are unable to resolve shall be resolved by the Dispute Resolution Firm pursuant to Section 8.1. In the event that any dispute is not resolved (whether pursuant to good faith cooperation or by the Dispute Resolution Firm) prior to the Due Date for the filing of any such Tax Return, such Tax Return shall be timely filed by the Preparing Party and the Preparing Party agrees to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(d)    Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the Parties shall report any Extraordinary Transactions that are caused or permitted to occur by a Party or any of their respective Subsidiaries on either the Dow Distribution Date or the AgCo Distribution Date as occurring on the day after the Dow Distribution Date or the AgCo Distribution Date, as applicable, pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or foreign law. Similar principles shall apply for purposes of making allocations under this Agreement in respect of Extraordinary Transactions occurring on the Realignment Date after Realignment. The Parties hereto agree that no Party will make a ratable allocation election under Treasury Regulations Sections 1.1502- 76(b)(2)(ii)-(iii ) and 1.706-4(a)(3) or any other similar provision of state or local law, and all allocations between taxable periods shall be made on a “closing of the books method.”

3.2    Holiday Recapture. Exhibit F sets forth certain Tax Holidays applicable to Realigned DuPont Entities and the applicable requirements for avoiding recapture of any previously received benefits under such Tax Holidays for pre-Realignment taxable periods (or portions thereof). Exhibit G sets forth certain Tax Holidays applicable to Realigned Dow Entities and the applicable requirements for avoiding recapture of any previously received benefits under such Tax Holidays for pre-Realignment taxable periods (or portions thereof). In the case of Tax Holidays listed on Exhibit F, following the Dow Distribution, Dow shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to comply with the applicable requirements listed on Exhibit F. In the case of Tax Holidays listed on Exhibit G, (i) prior to the AgCo Distribution, DowDuPont shall, and shall cause its Subsidiaries to, and (ii) following the AgCo Distribution (A) AgCo in the case of an AgCo Entity that is a Realigned Dow Entity, or (B) SpecCo in the case of a SpecCo Entity that is a Realigned Dow Entity, shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts to comply with the applicable requirements listed on Exhibit G. Taxes imposed as a result of a breach of the covenants contained in this Section 3.2 shall be allocated to the Party breaching such covenant.

3.3    Tax Attributes; E&P.

(a)    As soon as reasonably practicable after the Dow Distribution Date, the Tax Officers of Dow, DowDuPont and AgCo shall cooperate in good faith to determine the allocation of Tax Attributes between the Dow Entities and the DowDuPont Entities, and, as soon as reasonably practicable after the AgCo Distribution Date, the Tax Officers of AgCo and SpecCo shall cooperate in good faith to determine the allocation of Tax Attributes between the AgCo Entities and the SpecCo Entities, in each case, in accordance with the Code and Treasury Regulations (including, for purposes of this Section 3.3(a), any proposed income tax regulations to the extent no final or temporary income tax regulations have been issued that supersede such proposed regulations) including (i) the principles of the “percentage method” described in Treasury Regulation Section 1.1502-33(d)(3) shall apply, using one hundred percent (100%) as the fixed percentage (the “Percentage Method”) (ii) in the case of Tax Attributes other than earnings and profits, Treasury Regulations Sections 1.46-1, 1.1502-4, 1.1502-9(c), 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-24, 1.1502-79 and, if applicable, 1.1502-79A (and any applicable state, local and foreign Tax laws), and (iii) in the case of earnings and profits, in accordance with Code Section 312(h) and Treasury Regulations Section 1.312-10(a) and 1.1502-33(e). The operation of the provisions of this Section 3.3(a), Section 2.2 and Section 2.5 are further illustrated by the examples attached as Exhibit H (collectively, the “Methodology and Examples”). Section 2.2, Section 2.5 and this Section 3.3(a) shall be interpreted consistently with the Methodology and Examples, and the parties intend the Methodology and Examples to form a part of this Agreement. Any dispute that the Tax Officers are unable to resolve in respect of such determination shall be referred to a senior executive of each Party involved in the dispute who shall cooperate in good faith to resolve such dispute. Any dispute that such senior executives are unable to resolve shall be resolved by the Dispute Resolution Firm pursuant to Section 8.1. Unless otherwise agreed by the Parties, any disputes under this Section 3.3(a) shall be conclusively resolved by the Dispute Resolution Firm prior to (i) the due date for the U.S. federal consolidated income tax return of DowDuPont for the taxable year that includes the Dow Distribution, in the case of disputes between Dow and DowDuPont, and (ii) the due date for the U.S. federal consolidated income tax return of DowDuPont for the taxable year that includes the AgCo Distribution, in the case of disputes between AgCo and SpecCo. The Parties hereby agree to compute all Taxes for any taxable period after the Dow Distribution Date or the AgCo Distribution Date, as applicable, consistently with the determination of the allocation of Tax Attributes pursuant to this Section 3.3(a) unless otherwise required by a Final Determination.

(b)    To the extent that the amount of any Tax Attribute is later reduced or increased by a Tax Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute would have been allocated pursuant to Section 3.3(a).

3.4    Section 336(e) Election. Pursuant to Treasury Regulation Sections 1.336-2(h)(1) and 1.336-2(j), in connection with the Dow Distribution, DowDuPont shall make a timely protective election under Section 336(e) of the Code and the Treasury Regulations issued thereunder for Dow and each of its domestic Subsidiaries for which such election is available (a “Section 336(e) Election”). The Parties shall cooperate in making such Section 336(e) Election, including filing any statements, amending any Tax Returns or taking such other action reasonably necessary to carry out the Section 336(e) Election. If, pursuant to a Final Determination, Section 336(e) applies with respect to the Dow Distribution, Dow shall provide DowDuPont or SpecCo, as applicable, with a proposed determination of the “Aggregate Deemed Asset Disposition Price” and the “Adjusted Grossed-Up Basis” (each as defined under applicable Treasury Regulations) and the allocation of such Aggregate Deemed Asset Disposition Price and Adjusted Grossed-Up Basis among the disposition date assets of Dow and its Subsidiaries in accordance with the applicable provisions of Section 336(e) of the Code and applicable Treasury Regulations (the “Section 336(e) Allocation Statement”). Within thirty (30) days after receipt of the Section 336(e) Allocation Statement, DowDuPont or SpecCo, as applicable, may provide comments to Dow, to the Section 336(e) Allocation Statement and Dow shall accept any such reasonable comments. In such case, no DowDuPont Entity, Dow Entity, AgCo Entity or SpecCo Entity shall take any position inconsistent with the Section 336(e) Election including the Section 336(e) Allocation Statement.

ARTICLE IV

INDEMNIFICATION, PAYMENT AND OTHER OBLIGATIONS

4.1    Indemnification.

(a)    Indemnification by Dow. Subject to Section 4.3, Section 4.6(e) and Section 4.7, Dow shall pay (or, at its option, shall cause its applicable Subsidiary to pay), and shall indemnify and hold each of DowDuPont, AgCo and SpecCo harmless from and against, without duplication:

(i)    all Taxes allocated to Dow pursuant to Sections 2.1(a)(iv) – (xii);

(ii)    to the extent not also described in any of (A) Sections 2.1(b)(iv) – (xi), (B) Sections 2.1(c)(iii)-(viii) or (C) Sections 2.1 (d) (iii)-(vii), (I) all Taxes allocated to Dow pursuant to Sections 2.1(a)(i) – (ii) and (II) all Taxes allocated to Dow Entities pursuant to Section 2.1(a)(iii) by reason of Section 2.2(c);

(iii)    AgCo Dow Cash Repatriation Taxes;

(iv)    SpecCo Dow Cash Repatriation Taxes; and

(v)    any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

(b)    Indemnification by DowDuPont. Subject to Section 4.3, Section 4.6(e) and Section 4.7 and prior to the AgCo Distribution, DowDuPont shall pay (or, at its option, shall cause its applicable Subsidiary to pay), and shall indemnify and hold Dow harmless from and against, without duplication:

(i)    all Taxes allocated to DowDuPont pursuant to Sections 2.1(b)(iv) – (xi);

(ii)    to the extent not also described in Sections 2.1(a)(iv) – (xii), (A) all Taxes allocated to DowDuPont pursuant to Sections 2.1 (b) (i) – (ii) and (B) all Taxes allocated to DuPont Entities pursuant to Section 2.1(b)(iii) by reason of Section 2.2(c);

(iii)    MatCo DuPont Ag Cash Repatriation Taxes;

(iv)    MatCo DuPont Spec Cash Repatriation Taxes; and

(v)    any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

(c)    Indemnification by AgCo. Subject to Section 4.3, Section 4.6(e) and Section 4.7, and following the AgCo Distribution, AgCo shall pay (or, at its option, shall cause its applicable Subsidiary to pay), and shall indemnify and hold each of Dow and SpecCo harmless from and against, without duplication:

(i)    all Taxes allocated to AgCo pursuant to Sections 2.1(c)(iii) – (viii);

(ii)    to the extent not also described in either (A) Sections 2.1(a)(iv) – (xii) or (B) Sections 2.1(d)(iii) – (vii), all Taxes allocated to AgCo pursuant to Section 2.1(c)(ii);

(iii)    Taxes allocated to AgCo pursuant to Section 2.1(c)(i) that are also allocated to DowDuPont pursuant to Sections 2.1 (b) (iv) – (xi);

(iv)    Taxes allocated to AgCo pursuant to Section 2.1(c)(i) that are both (A) allocated to (1) DowDuPont pursuant to Sections 2.1 (b) (i) – (ii) or (2) DuPont Entities pursuant to Section 2.1(b)(iii) by reason of Section 2.2(c) and (B) not described in either (I) Sections 2.1 (a) (iv) – (xii) or (II) Sections 2.1(d)(iii) – (vii);

(v)    MatCo DuPont Ag Cash Repatriation Taxes; and

(vi)    any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

(d)    Indemnification by SpecCo. Subject to Section 4.3, Section 4.6(e) and Section 4.7, and following the AgCo Distribution, SpecCo shall pay (or, at its option, shall cause its applicable Subsidiary to pay), and shall indemnify and hold each of Dow and AgCo harmless from and against, without duplication:

(i)    all Taxes allocated to SpecCo pursuant Sections 2.1(d)(iii) – (vii);

(ii)    to the extent not also described in either (A) Sections 2.1(a)(iv) – (xi) or (B) Sections 2.1(c)(iii) – (viii), all Taxes allocated to SpecCo pursuant to Section 2.1(d)(ii);

(iii)    Taxes allocated to SpecCo pursuant to Section 2.1(d)(i) that are also allocated to DowDuPont pursuant to Sections 2.1 (b) (iv) – (x);

(iv)    Taxes allocated to SpecCo pursuant to Section 2.1(d)(i) that are both (A) allocated to (1) DowDuPont pursuant to Sections 2.1 (b)(i) – (ii) or (2) DuPont Entities pursuant to Section 2.1(b)(iii) by reason of Section 2.2(c) and (B) not described in either (I) Sections 2.1 (a) (iv) – (xii) or (II) Sections 2.1(c)(iii) – (viii);

(v)    MatCo DuPont Spec Cash Repatriation Taxes; and

(vi)    any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

4.2    Timing of Payment.

(a)    Initial Payment. Subject to Section 4.2(b), at least ten (10) Business Days prior to any Payment Date for any Tax Return, the Preparing Party shall compute the amount of Tax required to be paid to the applicable Taxing Authority with respect to such Tax Return on such Payment Date, and the portion of such Tax (if any) for which any Reviewing Party is responsible pursuant to this Agreement. Each Reviewing Party shall pay to the Preparing Party an amount equal to any Taxes to be paid on such Payment Date for which the Reviewing Party is responsible pursuant to this Agreement.

(b)    Adjustments to Initial Payment. If either a Tax Proceeding or an amendment to any Tax Return, results in an adjustment to any amounts payable pursuant to this Agreement (an “Adjustment”), then, (i) the Party filing the amended Tax Return or controlling the Tax Proceeding shall promptly notify the other relevant Parties in writing regarding the Adjustment to the extent they are otherwise unaware of the Adjustment, and (ii) the relevant amounts previously paid under this Agreement shall be recalculated and a true-up payment shall be made for the difference between the recalculated amount and the amount previously paid or calculated to be paid, at the time or times provided in the next two sentences. No later than sixty (60) days following the close of the applicable calendar year, any Adjustments occurring during the applicable calendar year shall be netted between any two Parties, and any Party with a net payable after calculating offsetting Adjustments to another Party (a “Net Payable”) shall pay the amount of such Net Payable to the Party to which the Net Payable is owed. Notwithstanding the above, if, at any point during the calendar year, the amount of a Party’s Net Payable exceeds ten million dollars ($10,000,000.00), the Party shall pay such Net Payable, within ninety (90) days of receipt of a written demand by the Party to which the Net Payable is owed.

4.3    Payment Amount. The amount of any payment pursuant to this Agreement shall

(i)    be reduced by the amount of any reduction in Taxes for which the Payee Party is responsible under this Agreement actually realized as a result of the event giving rise to the payment by the end of the taxable year in which the payment is made, and (ii) be increased if and to the extent necessary to ensure that, after all required Taxes on the payment are paid (including Taxes attributable to any increases in the payment under this Section 4.3), the Payee Party receives the amount it would have received if the payment was not taxable or did not result in an increase in Taxes.

4.4    Characterization of Payments and Certain Transactions.

(a)    To the extent permitted by applicable Law, unless otherwise required by a Final Determination, this Agreement, or as otherwise agreed to among the Parties (including as may be agreed in any Continuing Arrangements among affiliates of the Parties), for U.S. federal Tax purposes, any payment made pursuant to this Agreement (other than payments of interest) shall be treated as follows:

(i)    to the extent the Paying Party’s Subsidiary or assets and the Payee Party’s Subsidiary or assets to which the liability for payment relates were separated in a tax-free distribution for U.S. federal Tax purposes, such payment shall be treated as a tax-free contribution or tax-free distribution, as applicable, with respect to the stock of the Paying Party or its relevant Subsidiary, or the Payee Party or its relevant Subsidiary, as applicable, occurring immediately prior to the relevant transaction in the Internal Reorganization, Dow Contribution or AgCo Contribution, as applicable; and

(ii)    to the extent the Paying Party’s Subsidiary or assets and the Payee Party’s Subsidiary or assets to which the liability for payment relates were separated in a taxable transaction for U.S. federal Tax purposes, such payment shall be treated as an adjustment to the price or amount, as applicable, of the relevant transaction in the Internal Reorganization, Dow Contribution or AgCo Contribution, as applicable.

Payments of interest shall be treated as deductible by the Paying Party or its relevant Subsidiary and as income to the Payee Party or its relevant Subsidiary, as permitted and applicable. In the case of each of the foregoing, no Party shall take a position inconsistent with such treatment. In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as set forth in this Section 4.4(a), such Party shall use its commercially reasonable efforts to contest such challenge.

(b)    To the extent a Party or its Subsidiary is required to engage in any transaction described in clauses (i)(C) or clause (ii) of the definitions of Dow Realignment Transactions or DuPont Realignment Transactions, then unless otherwise required by a Final Determination, the Parties shall treat such transaction as “relating back” to a relevant tax-free transaction. No Party shall take a position inconsistent with such treatment, and in the event that a Taxing Authority asserts that a Party’s treatment should be other than as set forth in this Section 4.4(b), such Party shall use its commercially reasonable efforts to contest such challenge.

4.5    Further Allocation of Obligations.

(a)    Obligations of DowDuPont. Following the AgCo Distribution, AgCo shall be allocated and shall be responsible for all liabilities and obligations of DowDuPont under this Agreement that are Agriculture Attributable Obligations and SpecCo shall be allocated and responsible for all liabilities and obligations of DowDuPont under this Agreement that are Specialties Attributable Obligations. In the absence of any agreement between AgCo and DowDuPont as to the Agriculture Attributable Obligations prior to the AgCo Distribution Date, SpecCo shall be allocated and shall be responsible for all liabilities and obligations of DowDuPont under this Agreement.

(b)    Obligations of Dow. If as of the time of the AgCo Distribution, Dow shall have an outstanding obligation to indemnify DowDuPont pursuant to this Agreement for any Tax liability that DowDuPont has paid, then Dow shall, subject to the next sentence, be liable to SpecCo for the full amount of such outstanding obligation. If SpecCo and AgCo jointly agree that a particular outstanding obligation is properly owed to AgCo, and so inform Dow in writing, Dow shall be liable to AgCo for the full amount of such obligation. SpecCo and AgCo shall each inform the other, in writing, upon receipt of any payment in satisfaction of a liability described in this Section 4.5(b).

4.6    Procedures and Limitations Relating to Indemnification Payments for Intercompany Accounts.

(a)    Each Party shall, and shall cause its Subsidiaries to, use reasonable efforts to mitigate any Taxes described in clauses (iii) of the definitions of Dow Realignment Taxes and DuPont Realignment Taxes (other than Taxes related to the Identified Selected Dow Intercompany Accounts which shall be subject to Section 4.6(f)) if another Party would be required to indemnify that Party for any such Taxes pursuant to Section 4.1 of this Agreement.

(b)    No later than sixty (60) days following the filing of the U.S. federal income Tax Return for any Party, the Party shall calculate the amount of any Taxes described in clauses (ii)-(iii) of the definitions of Dow Realignment Taxes and DuPont Realignment Taxes if another Party would be required to indemnity that Party for any such Taxes pursuant to Section 4.1 of this Agreement (such indemnifiable Taxes, “Intercompany Account Taxes”) for which it has a claim against another Party for the period covered by such Tax Return (“the Intercompany Indemnity Amount”). The Payee Party shall prepare a statement (the “Intercompany Indemnity Statement”) detailing the Payee Party’s calculation of the Intercompany Indemnity Amount for which the Payee Party is seeking payment and deliver the Intercompany Indemnity Statement to the Paying Party. The Intercompany Indemnity Statement shall include sufficient supporting detail regarding each element of Intercompany Indemnity Amount to permit the Paying Party to review and consider the Intercompany Indemnity Statement. The Paying Party shall have sixty (60) days to review and consider the Intercompany Indemnity Statement and the Payee Party shall make its employees and representatives available to answer any question of the Paying Party (or its advisors) regarding the Intercompany Indemnity Amount during such period. Following such sixty (60) day period, any outstanding dispute regarding the Intercompany Indemnity Amount shall be resolved by the Dispute Resolution Firm in accordance with Section 8.1.

(c)    Ten (10) days following the Paying Party’s review and approval or, in the event of any dispute regarding the Intercompany Indemnity Amount, the Dispute Resolution Firm’s resolution of the dispute, the Paying Party shall pay the amount of the Intercompany Account Taxes agreed to by the applicable Parties or, in the event of any dispute regarding the Intercompany Indemnity Amount, determined by the Dispute Resolution Firm in respect of the period covered by the applicable Tax Return.

(d)    The amount of any Intercompany Account Taxes described in clauses (ii) – (iii) of the definitions of Dow Realignment Taxes and DuPont Realignment Taxes in respect of any particular Historical Dow Selected Intercompany Account or Historical DuPont Selected Intercompany Account shall be reduced by any cash tax savings resulting for a taxable year ending on or prior to December 31, 2020, by the Party otherwise entitled to indemnification for such Intercompany Account Taxes as a result of the utilization of a U.S. federal foreign tax credit under Section 901 generated by reason of transactions undertaken, on or prior to December 31, 2020, to settle, by means of cash payments, a dividend, capital contribution, or a combination of the foregoing, such Historical Dow Selected Intercompany Account or Historical DuPont Selected Intercompany Account (with such savings computed on a “with and without” basis).

(e)    Cap

(i)    The aggregate amount described in clause (ii) of the definition of Dow Realignment Taxes for which Dow is required to indemnify the Parties (other than Dow) hereunder shall not exceed the Dow Intercompany Indemnity Cap, and, in the event that such sum would otherwise, absent application of this Section 4.6(d), exceed the Dow Intercompany Indemnity Cap, the amounts of such Taxes for which AgCo and SpecCo shall be entitled to indemnification from Dow pursuant to this Agreement shall be reduced proportionately, so that the aggregate sum of such Taxes for which AgCo and SpecCo are entitled to indemnification pursuant to this Agreement equals the Dow Intercompany Indemnity Cap.

(ii)    The aggregate amount described in clause (ii) of the definition of DuPont Realignment Taxes for which the Parties (other than Dow) are required to indemnify Dow hereunder shall not exceed the DuPont Intercompany Indemnity Cap, and, in the event that such sum would otherwise, absent application of this Section 4.6(d), exceed the DuPont Intercompany Indemnity Cap, the amounts of such Taxes for which Dow shall be entitled to indemnification pursuant to this Agreement from each of AgCo and SpecCo shall be reduced proportionately, so that the aggregate sum of such Taxes for which Dow is entitled to indemnification pursuant to this Agreement equals the DuPont Intercompany Indemnity Cap.

(f)    Identified Selected Dow Intercompany Accounts. The Parties shall reasonably cooperate, in good faith, to determine a mutually agreeable manner to eliminate, settle, or otherwise unwind the Identified Selected Dow Intercompany Accounts in a manner that minimizes, to the extent possible, the Taxes incurred as a result of the settlement or unwind of the Identified Selected Dow Intercompany Accounts. Notwithstanding the foregoing, provided that such Party uses reasonable efforts to mitigate any such Taxes, the obligations of this Section 4.6(f), and/or the failure to arrive at any mutually agreeable elimination, settlement or unwind of the Identified Selected Dow Intercompany Accounts shall in no way limit any Party’s right to indemnification hereunder for any Dow Realignment Taxes related to maintaining or settling the Identified Selected Dow Intercompany Accounts.

(g)    Notice Requirements. No Party shall be entitled to indemnification for any Taxes or amounts described in clauses (ii)-(iii) of the definitions of DuPont Realignment Taxes and Dow Realignment Taxes unless such Party has provided notice (in the manner required under this Agreement) on or prior to December 31, 2020, to the Parties otherwise required to indemnify for such Taxes hereunder, that such Taxes or amounts may be required to be indemnified hereunder; provided, however, that this Section 4.6(f) shall not apply to Taxes or amounts related to the Identified Selected Dow Intercompany Accounts.

4.7    Cap on Repatriation Taxes.

(a)    The aggregate amount described in the definition of AgCo Dow Cash Repatriation Taxes and SpecCo Dow Cash Repatriation Taxes for which Dow is required to indemnify the Parties (other than Dow) hereunder shall not exceed $10,000,000.00, and, in the event that such sum would otherwise, absent application of this Section 4.7(a), exceed $10,000,000.00, the amounts of such Taxes for which AgCo and SpecCo shall be entitled to indemnification from Dow pursuant to this Agreement shall be reduced proportionately, so that the aggregate sum of such Taxes for which AgCo and SpecCo are entitled to indemnification pursuant to this Agreement equals $10,000,000.00.

(b)    The aggregate amount described in the definition of MatCo DuPont Ag Cash Repatriation Taxes and MatCo DuPont Spec Cash Repatriation Taxes for which the Parties (other than Dow) are required to indemnify Dow hereunder shall not exceed $10,000,000.00, and, in the event that such sum would otherwise, absent application of this Section 4.7(b), exceed $10,000,000.00, the amounts of such Taxes for which Dow shall be entitled to indemnification pursuant to this Agreement from each of AgCo and SpecCo shall be reduced proportionately, so that the aggregate sum of such Taxes for which Dow is entitled to indemnification pursuant to this Agreement equals $10,000,000.00.

ARTICLE V

COOPERATION AND RECORD RETENTION

5.1    General Cooperation. The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation:

(i)    the provision of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Tax Authority;

(ii)    the execution of any document (including any power of attorney) in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries which another Party is entitled to control pursuant to Section 6.2;

(iii)    the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter;

(iv)    the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their Subsidiaries; and

(v)    each Party shall make its employees, advisors, and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b)    Notwithstanding anything in this Agreement to the contrary, no Party shall be required to provide the other Party or any of such other Party’s Subsidiaries access to or copies of information, documents or personnel if such action could reasonably be expected to result in the waiver of any Privilege. In the event that either Party determines that the provision of any information or documents to the other Party or any of such other Party’s Subsidiaries could be commercially detrimental, violate any law or agreement or waive any Privilege, the Parties shall use commercially reasonable efforts to permit compliance with its obligations hereunder in a manner that avoids any such harm or consequence.

(c)    The Parties shall perform all actions required or permitted under this Agreement in good faith. If one Party requests the cooperation of the other Party pursuant to this Section 5.1 or any other provision of this Agreement, except as otherwise expressly provided in this Agreement, the requesting Party shall reimburse such other Party for all reasonable, third-party, out-of-pocket costs and expenses incurred by such other Party in complying with the requesting Party’s request.

5.2    Retention of Records. Each Party shall retain or cause to be retained all Tax Returns, schedules and work papers, and all material records or other documents relating thereto in their possession, in each case that relate to a Tax period, until the later of the ten-year anniversary of the filing of the relevant Tax Return or, upon the written request of any other Party, for a reasonable time thereafter (the “Retention Period”). Before any disposition or destruction of such materials following the Retention Period, the Party retaining such materials shall give the other Parties ninety (90) days prior written notice of any such proposed disposition or destruction and the other Parties shall have the right, in their sole discretion and at their own expense, to take possession of such materials.

ARTICLE VI

REFUNDS AND AUDITS

6.1    Refunds and Credits.

(a)    Tax Refunds.

(i)    Except as provided in Section 6.1(a)(ii) and Section 6.1(a)(iii), each Party shall be entitled to all Refunds of Taxes for which such Party is responsible pursuant to this Agreement. For the avoidance of doubt, to the extent that a particular Refund of Taxes may be allocable to any Tax period with respect to which the Parties may share responsibility pursuant to this Agreement, the portion of such Refund to which each Party will be entitled shall be determined by comparing the amount of payments made by a Party (or any of its Subsidiaries at such time) to a Tax Authority or to the other Party (and reduced by the amount of payments received from the other Party) pursuant to this Agreement with the Tax liability of such Party, taking into account the facts as utilized for purposes of claiming such Refund. If a Party (or any of its Subsidiaries) receives a Refund to which the other Party is entitled pursuant to this Agreement, such Party shall pay the amount to which such other Party is entitled within sixty (60) days after the receipt of the Refund. For purposes of this Section 6.1(a)(i), TDCC and its Subsidiaries as of any time shall be treated as Subsidiaries of Dow as of such time.

(ii)    The Party directly or indirectly owning a Realigned Entity following Realignment (the “Controlling Party”) shall be entitled to 50% of Refunds of Taxes (net of applicable third-part costs paid by the Controlling Party to obtain such Refunds) paid in respect of such Realigned Entity for taxable periods (or portions thereof) ending on or before the Realignment Date in respect of such Realigned Entity, and which Refunds reduce Taxes in a taxable period (or portion thereof) ending on or before the Realignment Date (including by way of a payment made from the relevant Tax Authority to the relevant Realigned Entity with respect to such taxable period or portion thereof) with respect to such Realigned Entity, to which another Party (the “Refund Party”) would otherwise be entitled under Section 6.1(a)(i) if both (A) the Refund Party provides its written consent for the Controlling Party to pursue such Refund and (B) such Refund is obtained through the material efforts of the Controlling Party or its Subsidiary.

(iii)    The Controlling Party shall be entitled to 100% of Refunds of Taxes paid in respect of its Realigned Entity for taxable periods (or portions thereof) ending on or before the Realignment Date in respect of such Realigned Entity, and which Refunds are of a type that can only be obtained through a reduction of Taxes in a taxable period (or portion thereof) ending after the Realignment Date (including by way of a payment made from the relevant Tax Authority to the relevant Realigned Entity in respect of any payments made by such Realigned Entity with respect to such taxable period or portion thereof) with respect to such Realigned Entity, to which the Refund Party would otherwise be entitled under Section 6.1(a)(i) if (A) the Refund Party, TDCC or DuPont, as applicable, did not reflect the Refund as an asset or reduction of a liability on its audited consolidated financial statements prior to Realignment and the Refund relates to periods included in such financial statements or (B) such Refund is set forth on Exhibit I.

(b)    In the event of an adjustment relating to Taxes for which one Party is responsible pursuant to this Agreement which would have given rise to a Refund but for an offset against the Taxes for which another Party is or may be responsible pursuant to this Agreement, then such amount shall be considered as resulting in an adjustment in such amount for purposes of Section 4.2(b) and shall be treated accordingly.

(c)    Notwithstanding Section 6.1(a), to the extent that a Party (or any of its Subsidiaries) applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Tax Authority requires such application in lieu of a Refund) and such overpayment of Taxes, if received as a Refund, would have been payable by such Party to the other Party pursuant to this Section 6.1, such Party shall pay such amount to the other Party no later than the Due Date of the Tax Return for which such overpayment is applied to reduce Taxes otherwise payable.

(d)    To the extent that the amount of any Refund under this Section 6.1 is later reduced by a Tax Authority or in a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 6.1 and shall be considered an adjustment for purposes of Section 4.2(b) and shall be treated accordingly.

6.2    Audits and Proceedings.

(a)    If a Payee Party or any of its Subsidiaries receives any notice, letter, correspondence, claim or decree from any Tax Authority (a “Tax Notice”) and, upon receipt of such Tax Notice, believes it has suffered or potentially could suffer any Tax liability for which it is expected to be indemnified pursuant to this Agreement, the Payee Party shall promptly deliver such Tax Notice to the Paying Party but in any event within ten (10) days (or such shorter period as may be necessary to permit the Paying Party to timely consider and respond to such Tax Notice) of the receipt of such Tax Notice; provided, however, that the failure of the Payee Party to provide the Tax Notice to the Paying Party shall not affect the indemnification rights of the Payee Party pursuant to this Agreement, except to the extent that the Paying Party is prejudiced by the Payee Party’s failure to deliver such Tax Notice. Subject to Section 6.2(c) below, the Paying Party shall have the right to (i) handle, defend, conduct and control, at its own expense (including, for the avoidance of doubt, by funding any payments required to be made to a Taxing Authority in order to conduct a Tax Proceeding in a manner of its choosing), any aspect of any Tax Proceeding to the extent that it relates solely to Taxes for which it is responsible pursuant to this Agreement, and (ii) compromise or settle any such aspect of such Tax Proceeding. The Paying Party shall (A) keep the Payee Party informed in a timely manner of all actions proposed to be taken by the Paying Party with respect to a Tax Proceeding it controls, (B) permit the Payee Party to participate in all proceedings with respect to such Tax Proceeding, (C) not settle any such Tax Proceeding without the prior written consent of the Payee Party, as the case may be, which consent shall not be unreasonably withheld, conditioned or delayed and (D) use reasonable best efforts to ensure that the manner defense, conduct, control, of any Tax Proceeding does not create material business disruptions for the Payee Party or any Affiliate (for example, by contesting a Tax prior to payment in a manner that prevents the Payee Party from receiving tax clearance certificates or other documentation from an applicable Taxing Authority that are necessary to conduct its operations or avoid the imposition or collection of material Taxes on an ongoing basis). Any Tax liability resulting from a Final Determination shall be considered an adjustment for purposes of Section 4.2(b) and shall be treated accordingly.

(b)    Subject to Sections 6.2(a) and (c),

(i)    Subject to the next sentence, (A) Dow shall have the sole right to handle, defend, conduct and control any Tax Proceeding related to the U.S. federal consolidated income Tax Returns of TDCC relating to all taxable periods ending on or before December 31, 2016, (B) DowDuPont, prior to the AgCo Distribution, and SpecCo, following the AgCo Distribution, shall have the sole right to handle, defend, conduct and control any Tax Proceeding related to the U.S. federal consolidated income Tax Returns of DuPont relating to all taxable periods ending on or before August 31, 2017, (C) Dow, DowDuPont and SpecCo shall jointly handle, defend, conduct and control any Tax Proceeding related to the U.S. federal consolidated income Tax Return of DowDuPont relating to the taxable period ending on December 31, 2017, and (D) DowDuPont, prior to the AgCo Distribution, and SpecCo, following the AgCo Distribution, shall have the right to handle, defend, conduct and control any Tax Proceeding related to the U.S. federal consolidated income Tax Returns of DowDuPont or SpecCo relating to a taxable period ending after December 31, 2017. The principles of the foregoing sentence shall also apply for purposes of determining the control of Tax Proceedings with respect to U.S. state or local consolidated, combined, unitary or affiliated Tax Returns. The party controlling any Tax Proceeding described in the foregoing clauses shall (1) keep the other Parties informed in a timely manner of all actions proposed to be taken with respect to a Tax Proceeding it controls, (2) permit the other Parties to participate in all proceedings with respect to such Tax Proceeding, and (3) not settle any such Tax Proceeding without the prior written consent of the other Parties, as the case may be, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)    Notwithstanding Sections 6.2(a) and (b),

(i)    the Parties shall have the right to jointly control any Tax Proceeding that relates to the Tax-Free Status of the Transactions;

(ii)    if more than one Party could be responsible under this Agreement for any Taxes resulting from a resolution of a particular issue involved in a Tax Proceeding, then all such Parties shall have the right to jointly control the Tax Proceeding to the extent relating to the issue;

(iii)    if a Tax Proceeding involves an issue that recurs in subsequent taxable periods and one or more Parties that are not responsible under this Agreement for the Taxes directly involved in the Tax Proceeding would be bound by, or could reasonably be prejudiced with respect to the issue by, the outcome of the Tax Proceeding in subsequent taxable periods for which the Party or Parties would be responsible under this Agreement, then such Parties and the Party directly responsible for the Taxes at issue in the Tax Proceeding shall have the right to jointly control such Tax Proceeding; and

(iv)    in each of the above cases, no Party shall compromise or settle any Tax Proceeding without the consent of the other Party or Parties entitled to control such Tax Proceeding (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE VII

TAX-FREE STATUS OF THE TRANSACTIONS

7.1    Covenants.

(a)    No Party shall take, or permit any of its Subsidiaries to take, any action in violation of the restrictions set forth on Exhibit E.

(b)    During the Restricted Period, each Party:

(i)    shall continue or cause to be continued, taking into account Section 355(b)(3) of the Code, the active conduct of the business on which it relied for purposes of satisfying the requirements of Section 355(b) of the Code;

(ii)    shall not dissolve or liquidate itself (including any action that is a liquidation for federal income tax purposes);

(iii)    shall not (A) enter into, permit, approve of or fail to take any action within its control to prevent any transactions relating to its stock, or rights to acquire its stock, including any redemption or other repurchase (directly or through a Subsidiary), other than (1) issuances of stock that satisfy the requirements of Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d), or (2) share repurchases that both (I) satisfy the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696 (as in effect prior to the release of Revenue Procedure 2003 48, 2003-2 C.B. 86) and (II) constitute Share Repurchases, (B) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock), or (C) merge or consolidate with any other Person unless the applicable Party is the surviving corporation in any such merger or consolidation; and

(iv)    shall not, and shall not permit any member of its “separate affiliated group” (within the meaning of Section 355(b)(3)(B) of the Code), to sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for federal income tax purposes as a sale, transfer or disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than twenty-five percent (25%) of the consolidated gross assets of its “separate affiliated group.” The foregoing sentence shall not apply to (A) sales, transfers, or dispositions of assets in the ordinary course of business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for federal income tax purposes, (D) any mandatory or optional repayment (or pre payment) of any indebtedness of any Party or any member of its “separate affiliated group” or (E) the AgCo Distribution or any DuPont Realignment Transaction undertaken by DowDuPont, DuPont or any of its Subsidiaries. For purposes of this Section 7.1 (b) (iv), a merger of a Party or one of its Subsidiaries with and into any Person that is not a wholly-owned Subsidiary of such Party shall constitute a disposition of all of the assets of such Party or such Subsidiary.

(c)    Notwithstanding the restrictions imposed by Section 7.1, a Party may proceed with any of the actions or transactions described therein, if (i) such Party shall first have requested and obtained from the other Parties consent to obtain a Ruling in accordance with Section 7.2 and such Party shall have received such Ruling in form and substance reasonably satisfactory to the other Parties, (ii) such Party shall have provided to the other Parties an Unqualified Tax Opinion in form and substance reasonably satisfactory to such other Parties, or (iii) the other Parties shall have waived in writing the requirement to obtain such ruling or opinion. For the avoidance of doubt, the presence of a Ruling, an Unqualified Tax Opinion or a waiver from a Party shall not relieve any Party from indemnification obligations otherwise present under this Agreement. In determining whether a ruling or opinion is satisfactory, a Party may consider, among other factors, the appropriateness of any underlying assumptions, representations or covenants used as a basis for the ruling or opinion and the views on the substantive merits.

(d)    Tax Reporting. Unless there is a Final Determination to the contrary, each Party covenants and agrees that it will not take, and will cause its respective Subsidiaries to refrain from taking, any position on any Tax Return that is inconsistent with the Tax-Free Status of the Transactions.

7.2    Procedures Regarding Opinions and Rulings. If a Party notifies the other Parties that it desires to take one of the actions described in Section 7.1 (a “Proposed Action” and such Party a “Notifying Party”), the other Parties shall cooperate with the Notifying Party and use their reasonable best efforts to seek to obtain a Ruling or an Unqualified Tax Opinion for the purpose of permitting the Notifying Party to take the Proposed Action unless the other Parties shall have waived the requirement to obtain such ruling or opinion. If such a ruling is to be sought, the Notifying Party shall apply for such ruling and the Notifying Party and the other Parties shall jointly control the process of obtaining such ruling. The other Parties shall take any and all actions reasonably requested by the Notifying Party in connection with obtaining such ruling or opinion (including by making any representation or reasonable covenant or providing any materials requested by the IRS or the law firm issuing such opinion); provided, that the other Parties shall not be required to make (or cause any of their respective Subsidiaries to make) any representation or covenant that is untrue or inconsistent with historical facts, or as to future matters or events over which it has no control. In no event shall the Notifying Party be permitted to file any ruling request under this Section 7.2 unless the other Parties have approved such ruling request (such approval not to be unreasonably withheld, conditioned or delayed). The Notifying Party shall reimburse each of the other Parties for all reasonable costs and expenses incurred by the Party or any of its Subsidiaries in obtaining or seeking to obtain a Ruling or Unqualified Tax Opinion requested by the Notifying Party within ten (10) days after receiving an invoice from the other Party therefor.

7.3    Deferred Items.

(a)    Exhibit J sets forth certain Deferred Items of Realigned Dow Entities and the requirements for avoiding triggering, accelerating or otherwise causing such Deferred Items to be included in income (the “Listed Dow Deferred Items”). Exhibit K sets forth certain Deferred Items of Realigned DuPont Entities and the requirements for avoiding triggering, accelerating, or otherwise causing such Deferred Items to be included in income (the “Listed DuPont Deferred Items” and, together with the Listed Dow Deferred Items, the “Listed Deferred Items”). Subject to Section 7.3(b), each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts not to trigger, accelerate, or otherwise cause to be included in income any Listed Deferred Item if another Party would be required to indemnify that Party for Taxes attributable to such Listed Deferred Item pursuant to Section 4.1 of this Agreement. Notwithstanding anything to the contrary in this Agreement, a Party shall not be allocated Taxes attributable to Listed Deferred Items which were triggered, accelerated or otherwise included in income by actions of another Party in violation of the covenant in the preceding sentence.

(b)    Each Party shall be considered to have used commercially reasonable efforts with respect a Listed Deferred Item for purposes of Section 7.3(a) provided it complies with the applicable requirements related to such Deferred Item provided on the relevant Exhibit.

ARTICLE VIII

DISPUTE RESOLUTIONS

8.1    Dispute Resolution. In the event of any dispute between or among the Parties as to any matter covered by this Agreement, the Parties to the dispute shall appoint a nationally recognized independent public accounting firm or a nationally recognized law firm, to resolve such dispute (the “Dispute Resolution Firm”). In this regard, the Dispute Resolution Firm shall make determinations with respect to the disputed items based solely on representations made by the Parties and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Dispute Resolution Firm to resolve all disputes no later than sixty (60) days after the submission of such dispute to the Dispute Resolution Firm, but in no event later than the Due Date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Dispute Resolution Firm with respect thereto shall be final and conclusive and binding on the Parties. The Dispute Resolution Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of the Parties in respect of the entities or operations giving rise to the matter to which the dispute relates, except as otherwise required by applicable law. The Parties to the dispute shall require the Dispute Resolution Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Dispute Resolution Firm shall be borne equally by the Parties to the dispute.

8.2    EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.2.

ARTICLE IX

MISCELLANEOUS

9.1    Entire Agreement; Coordination of Agreements. This Agreement, including the exhibits, the Separation Agreement, and the Ancillary Agreements and the Conveyancing and Assumption Instruments shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any exhibit hereto, the exhibit shall prevail. Except as expressly set forth in this Agreement, the Separation Agreement, or any Ancillary Agreement, (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by this Agreement and (ii) for the avoidance of doubt, in the event of any conflict between the Separation Agreement or any Ancillary Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern. Notwithstanding anything in this Agreement to the contrary, section 2.09 of the Employee Matters Agreement shall govern in respect of the matters provided for in that section.

9.2    Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, each of which when executed shall be deemed to be an original, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

9.3    Survival of Agreement. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

9.4    Expenses. Unless otherwise expressly provided in this Agreement, the Separation Agreement or the Ancillary Agreements, each Party shall bear any and all expenses that arise from their respective obligations under this Agreement.

9.5    Changes in Law. Any reference to a provision of the Code shall include a reference to any applicable successor provision of law enacted after the date hereof.

9.6    Notices. All notices and other communications to be given to any Party under this Agreement shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or electronically mailed (with a response confirming receipt), and shall be directed to the address set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this 9.6):

Prior to the AgCo Distribution:

To DowDuPont or AgCo:

DowDuPont Inc. c/o E. I. du Pont de Nemours and Company 974 Centre Road Wilmington, DE 19805
Attn:	Stacy L. Fox
Email:	Stacy.L.Fox@dupont.com
Facsimile:	(302) 994-5094

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036
Attention:	Brandon Van Dyke, Esq.
Email:	Brandon.VanDyke@skadden.com
Facsimile:	(917) 777-3743

To Dow:

The Dow Chemical Company 2211 H.H. Dow Way Midland, MI 48674
Attn:	Sean Reagan, Senior Managing Tax Counsel
Email:	SEReagan@dow.com
Facsimile:	(989) 633-7375

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153
Attention:	Chayim D. Neubort
Email:	Chayim.Neubort@weil.com
Facsimile:	(212) 310-8007

Following the Final Separation Date:

To SpecCo:

DuPont de Nemours, Inc. 974 Centre Road, Building 730 Wilmington, DE 19805
Attn:	General Counsel
Email:	Erik.T.Hoover@dupont.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036
Attention:	Brandon Van Dyke, Esq.
Email:	Brandon.VanDyke@skadden.com
Facsimile:	(917) 777-3743

To Dow:

The Dow Chemical Company 2211 H.H. Dow Way Midland, MI 48674
Attn:	Sean Reagan, Senior Managing Tax Counsel
Email:	SEReagan@dow.com
Facsimile:	(989) 633-7375

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153
Attention:	Chayim D. Neubort
Email:	Chayim.Neubort@weil.com
Facsimile:	(212) 310-8007

To AgCo:

Corteva, Inc. 974 Centre Road, Building 735
Attn:	General Counsel
Email:	cornel.b.fuerer@corteva.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036
Attention:	Brandon Van Dyke, Esq.
Email:	Brandon.VanDyke@skadden.com
Facsimile:	(917) 777-3743

9.7    Waivers. Any provision of this Agreement may be waived, if and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any consent required or permitted to be given by any Party to any other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and the members of its Group).

9.8    Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

9.9    Assignment. Except as otherwise provided for in this Agreement, neither this Agreement nor any right, interest or obligation shall be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed), and any attempt to assign any rights, interests or obligations arising under this Agreement without such consent shall be void; except, that a Party may assign this Agreement or any or all of the rights, interests and obligations hereunder in connection with a merger, reorganization or consolidation transaction in which such Party is a constituent party but not the surviving entity or the sale by such Party of all or substantially all of its assets; provided, that the surviving entity of such merger, reorganization or consolidation transaction or the transferee of such assets shall assume all the obligations of the relevant Party by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Parties, to be bound by the terms of this Agreement as if named as a “Party” hereto; provided, however, that in the case of each of the preceding clauses, no assignment permitted by this Section 9.9 shall release the assigning Party from Liability for the full performance of its obligations under this Agreement, unless agreed to in writing by the non-assigning Parties.

9.10    Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

9.11    Certain Termination and Amendment Rights. This Agreement may be terminated at any time prior to the Dow Distribution Date by and in the sole discretion of the Board without the approval of Dow or AgCo or the stockholders of DowDuPont and, in the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person. The Dow Distribution may be amended, modified or abandoned at any time prior to the Dow Distribution Date and the AgCo Distribution may be amended, modified or abandoned at any time prior to the AgCo Distribution Date, in each case, by and in the sole discretion of the Board without the approval of Dow or AgCo or the stockholders of DowDuPont, provided, that no such amendment, modification or abandonment of the AgCo Distribution shall affect any provisions of, or any obligations under, this Agreement that are for the benefit of Dow or any member of its Group, or prejudice or otherwise adversely affect any rights of Dow or any member of its Group under this Agreement. After the Dow Distribution Date, but prior to the AgCo Distribution Date, this Agreement may not be terminated or amended except by an agreement in writing signed by DowDuPont and Dow. After the AgCo Distribution Date, this Agreement may not be terminated or amended except by an agreement in writing signed by the Parties.

9.12    Payment Terms

(a)    Except as otherwise expressly provided to the contrary in this Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to another Party (and/or a member of such Party’s respective Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within thirty (60) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b)    Any amount not paid when due pursuant to this Agreement shall bear interest at a rate per annum equal to LIBOR (in effect on the date on which such payment was due) plus 3% calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment; provided, however, in the event that LIBOR is no longer commonly accepted by market participants, then an alternative floating rate index that is commonly accepted by market participants, which the Parties shall jointly determine, each acting in good faith.

(c)    In the event of a dispute or disagreement with respect to all or a portion of any amounts requested by any Party (and/or a member of such Party’s Group) as being payable, the payor Party shall in no event be entitled to withhold payments for any such amounts (and any such disputed amounts shall be paid in accordance with this Agreement, subject to the right of the payor Party to dispute such amount following such payment); provided, that in the event that following the resolution of such dispute it is determined that the payee Party (and/or a member of the payee Party’s Group) was not entitled to all or a portion of the payment made by the payor Party, the payee Party shall repay (or cause to be repaid) such amounts to which it was not entitled, including interest, to the payor Party (or its designee), which amounts shall bear interest at a rate per annum equal to LIBOR plus 3%, calculated for the actual number of days elapsed, accrued from the date on which such payment was made by the payor Party to the payee Party.

(d)    Without the Consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by the Parties under this Agreement shall be made in US Dollars. Except as expressly provided herein, any amount which is not expressed in US Dollars shall be converted into US Dollars by using the Bloomberg fixing rate at 5:00 pm New York City Time on the day before the date the payment is required to be made or, as applicable, on which an invoice is submitted (provided, however, that with regard to any payments in respect of Indemnifiable Losses for payments made to third parties, the date shall be the day before the relevant payment was made to the third party) or in the Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder may be denominated in a currency other than US Dollars, the amount of such payment shall be converted into US Dollars on the date in which notice of the claim is given to the Party required to make payment hereunder.

9.13    No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment hereunder).

9.14    Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the Dow Distribution Date or the AgCo Distribution Date, as applicable.

9.15    Third Party Beneficiaries. This Agreement is solely for the benefit of, and is only enforceable by, the Parties and their permitted successors and assigns and should not be deemed to confer upon third parties any remedy, benefit, claim, liability, reimbursement, claim of Action or other right of any nature whatsoever, including any rights of employment for any specified period, in excess of those existing without reference to this Agreement.

9.15    Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.16    Exhibits. The exhibits to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the exhibits to this Agreement constitutes an admission of any Liability or obligation of any member of the SpecCo Group, the MatCo Group or the AgCo Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the SpecCo Group, the MatCo Group or the AgCo Group or any of their respective Affiliates. The inclusion of any item or Liability or category of item or Liability on any exhibit hereto is made solely for purposes of allocating potential Liabilities among the Parties and shall not be deemed as or construed to be an admission that any such Liability exists.

9.17    Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

9.18    Neutral Construction. The parties to this Agreement agree that this Agreement was negotiated fairly between them at arms’ length and that the final terms of this Agreement are the product of the parties’ negotiations. Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provision(s).

9.19    Specific Performance. The Parties acknowledge and agree that irreparable harm would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specific terms or otherwise breach this Agreement and the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any such breach. Accordingly, from and after the Effective Time, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party or Parties to this Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of this Article IX (including for the avoidance of doubt, after compliance with all notice and negotiation provisions herein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

9.20    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

9.21    No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.

DOWDUPONT INC.

By:	/s/ Jeanmarie F. Desmond
	Name:	Jeanmarie F. Desmond
	Title:	Co-Controller

DOW INC.

By:	/s/ Amy E. Wilson
	Name:	Amy E. Wilson
	Title:	Secretary

CORTEVA, INC.

By:	/s/ James C. Collins, Jr.
	Name:	James C. Collins, Jr.
	Title:	Chief Executive Officer

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